EXHIBIT 10.1

EXECUTION COPY

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT

Execution Version

EUR 150,000,000 SYNDICATED L/G FACILITY AGREEMENT

DATED 3 JUNE 2013

HILLENBRAND, INC. AND CERTAIN OF ITS SUBSIDIARIES

ARRANGED BY
COMMERZBANK AKTIENGESELLSCHAFT

WITH

COMMERZBANK AKTIENGESELLSCHAFT, FILIALE LUXEMBURG
ACTING AS AGENT

SYNDICATED L/G FACILITY AGREEMENT EUR 150,000,000

i

26.	Conduct of Business by the Finance Parties	126

27.	Sharing among the Finance Parties	127

28.	Payment Mechanics	132

29.	Set-off	134

30.	Notices	135

31.	Calculations and Certificates	137

32.	Partial Invalidity	138

33.	Remedies and Waivers	138

34.	Amendments and Waivers	138

35.	Confidentiality	141

36.	USA Patriot Act	144

37.	Governing Law	146

38.	Enforcement	146

39.	Waiver of Jury Trial	147

40.	Conclusion of this Agreement (Vertragsschluss)	147

Schedule 1 The Original Parties		148

Part I The Original Obligors		148

Part II The Original Lenders		150

Schedule 2 Conditions Precedent		151

Part I Conditions Precedent to Initial Utilisation		151

Part II Conditions Precedent required to be Delivered by an Additional Obligor		154

Schedule 3 Utilisation Request		156

Schedule 4 Form of Additional Commitment Request		158

Schedule 5 Form of Increase Confirmation		159

Schedule 6 Form of Transfer Certificate		163

Schedule 7 Form of Accession Letter		167

Schedule 8 Form of Resignation Letter		168

ii

iii

THIS AGREEMENT is dated 3 June 2013 and made between:

(1)                                 HILLENBRAND, INC. (the “Company”);

(2)                                 THE SUBSIDIARIES of the Company listed in Part I (The Original Obligors) of Schedule 1 (The Original Parties) as original borrowers (together with the Company the “Original Borrowers”);

(3)                                 THE SUBSIDIARIES of the Company listed in Part I (The Original Obligors) of Schedule 1 (The Original Parties) as original guarantors (together with the Company the “Original Guarantors”);

(4)                                 COMMERZBANK AKTIENGESELLSCHAFT as mandated lead arranger and bookrunner (the “Arranger”);

(5)                                 THE FINANCIAL INSTITUTIONS listed in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”) and as issuing banks; and

(6)                                 COMMERZBANK AKTIENGESELLSCHAFT, FILIALE LUXEMBURG as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                      DEFINITIONS AND INTERPRETATION

1.1                              Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution with a rating for its long-term unsecured and non credit-enhanced debt obligations assigned by Moody’s Investor Services, Inc., Standard & Poor’s Corporation or any other reputable rating agency, such rating and agency to be reasonably acceptable to the relevant Issuing Bank.

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

“Additional Commitment Request” means a notice substantially in the form set out in Schedule 4 (Form of Additional Commitment Request).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agency Fee Letter” means the letter dated 19 April 2013 between the Agent and the Company setting out any of the fees referred to in Clause 11.4 (Agency Fee).

“Agent’s Spot Rate of Exchange” means:

(a)                                 the rate displayed in and used for calculations made by COGS on a particular day; and

(b)                                 if COGS is not available, the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Applicable GAAP” means, in the case of the consolidated financial statements of the Company (or the Group), U.S. GAAP, and in the case of the unconsolidated financial statements of any Obligor or the consolidated financial statements of any Obligor other than the Company, the accounting principles generally accepted in its jurisdiction of incorporation from time to time.

“Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by:

(a)                                 a Lender;

(b)                                 an Affiliate of a Lender; or

(c)                                  an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jurisdiction” means the U.S., any member state of the European Union, Switzerland and any other jurisdiction in which an Obligor is incorporated.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any person, the capitalized amount thereof that would appear on the balance sheet of such person prepared as of such date in accordance with U.S. GAAP.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration of a Governmental Authority.

“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)                                 the Base Currency Amount of its participation in any outstanding L/Gs under the Facility; and

(b)                                 in relation to any proposed Utilisation, the Base Currency Amount of its participation in any L/Gs that are due to be issued on or before the proposed Utilisation Date, provided that, in relation to any proposed Utilisation, that Lender’s participation in any L/Gs that are due to expire, be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment under the Facility.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Base Currency” means EUR.

“Base Currency Amount” means, if COGS is available, the amount specified in the Utilisation Request (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange as determined by COGS on the date on which the Issuing Bank approves the issuance of the L/G) or, if COGS is not available, specified in the Utilisation Request delivered by a Borrower to the Agent (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) and as adjusted under Clause 6 (Rebasing) and to reflect any repayment or prepayment of an L/G.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City, Luxembourg and Frankfurt am Main and in relation to any Utilisation by way of issuance, or any reduction or rebasing of an L/G on which banks are open for general business at the place of the Agent and the Facility Office of the Issuing Bank.

“Cash Cover” means the cash collateral for an L/G referred to in Clause 10 (Cash Cover).

“Change of Control” means any person or group of persons acting in concert (other than a member of the Hillenbrand Family Group) gains control of the Company and/ or Coperion GmbH ceases to be a wholly-owned (direct or indirect) Subsidiary of the Company.

For the purpose of this definition “control” means: (a) the ownership, directly or indirectly, beneficially or of record of the lower of (i) shares of capital stock having voting rights representing more than 50% of the aggregate outstanding shares of capital stock of the Company having voting rights or (ii) Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by persons who were neither (y) nominated by the board of directors of the Company nor (z) appointed by directors so nominated; and

“a group of persons acting in concert” means two or more persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer or shares of capital stock in a corporation.

“Code” means, at any date, the US Internal Revenue Code of 1986 (or any successor legislation thereto) and the regulations promulgated and the judicial and administrative decisions rendered under it, all as the same may be in effect at such date.

“COGS” means the Commerzbank Online Guarantee System, accessible through the COGS Website.

“COGS Conditions” means the Commerzbank Online Guarantee System Conditions of Use as amended from time to time and available for downloading from the COGS Website, the current version thereof being attached hereto as Error! Reference source not found. (COGS Conditions).

“COGS Website” means the internet domain www.cogs.commerzbank.de.

“Commercial Lifetime” means, in respect of any L/G which does not provide for a specific expiration date, the period from the date of issuance of that L/G until the expected maturity of that L/G as indicated by the Borrower in the relevant Utilisation Request determined on the basis of the lifetime of the underlying obligations.

“Commitment” means:

(a)                                 in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment in EUR” in Part II of Schedule 1 (The Original Parties) or assumed by it in accordance with Clause 2.2 (Increase); and

(b)                                 in relation to any other Lender, the amount in the Base Currency of a Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), in each case, for the avoidance of doubt, as reduced due to any cancellation in accordance with the terms of this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor,

the Group and any other Subsidiary or their respective businesses, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)                                 any member of the Group or any of its advisers on its behalf; or

(b)                                 another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers on its behalf, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                                     is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)                                  with the prior written consent of the Company; or

(iii)                               is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iv)                              is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Consolidated EBITDA” has the meaning given to that term in Clause 20.1 (Financial Definitions).

“Consolidated Indebtedness” has the meaning given to that term in Clause 20.1 (Financial Definitions).

“Consolidated Revenues” has the meaning given to that term in Clause 20.1 (Financial Definitions).

“Consolidated Total Assets” has the meaning given to that term in Clause 20.1 (Financial Definitions).

“Contractual Obligation” means, as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound.

“Counter Guarantee” means a guarantee (or similar instrument acceptable to the relevant Issuing Bank) issued by an Acceptable Bank for the benefit of the Issuing Bank and being either substantially in the form agreed between the Company and each of the Issuing Banks prior to the date of this Agreement as attached in Schedule 15 (Form of Bank Guarantee) or otherwise in a form and substance reasonably satisfactory to that Issuing Bank and the Company.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender:

(a)                                 which has failed to issue an L/G or has notified the Agent that it will not issue an L/G in accordance with Clause 5.3 (Issue of L/Gs) or which has failed to pay a claim or has notified the Agent or the Company that it will not pay a claim in accordance with Clause 7.1 (Claims under an L/G);

(b)                                 which has otherwise rescinded or repudiated a Finance Document;

(c)                                  which has failed, within five Business Days after request by the Agent, acting reasonably, to confirm in writing that it will comply with its obligations to issue L/Gs under this Agreement provided that such Lender shall cease to be a Defaulting Lender pursuant to this paragraph (c) upon the Agent receiving such confirmation in form and substance satisfactory to it; or

(d)                                 with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay or so issue L/Gs is caused by:

(A)                               administrative or technical error; or

(B)                               a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)                                  the Lender is disputing in good faith whether it is contractually obliged to issue the L/G or make the payment in question.

“Disposal” means the sale, transfer, license, lease or other disposal (including any sale and leaseback transaction) of any property by a person, including any sale, assignment

(excluding any Security), transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and “Dispose” shall be construed accordingly.

“Disruption Event” means either or both of:

(a)                                 a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that or any other Party:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Domestic Foreign Holdco Subsidiary” means a Domestic Subsidiary substantially all of the assets of which consist of the Equity Interests of (and/or receivables or other amounts due from) one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of section 957 of the Code, so long as such Domestic Subsidiary (i) does not conduct any business or other activities other than the ownership of such Equity Interests and/or receivables and (ii) does not incur, and is not otherwise liable for, any Financial Indebtedness (other than intercompany indebtedness permitted pursuant to paragraph (b)(vii) of Clause 21.14 (Financial Indebtedness)), in each case, other than immaterial assets and activities reasonably related or ancillary thereto.

“Domestic Subsidiary” means any Subsidiary organised under the laws of any jurisdiction within the United States (excluding any possession or territory thereof) other than any Domestic Foreign Holdco Subsidiary or any Subsidiary that is disregarded as separate from its owner for U.S. federal income tax purposes and that owns Equity Interests in one or more Foreign Subsidiaries and are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 303 of ERISA, or Section 412 of the Code and in respect of which an Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, or binding orders, decrees, judgments or injunctions, issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of or governing exposure to any Hazardous Material.

“Environmental Licence” means any permit, license or other approval required at any time under Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership in a person and any warrants, options or other similar rights entitling the holder thereof to, purchase or acquire any of the foregoing provided that “Equity Interests” shall not include Financial Indebtedness that is convertible into Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(a)                                 any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to an Employee Plan (other than an event for which any notice period is waived);

(b)                                 the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived;

(c)                                  the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Employee Plan;

(d)                                 the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Employee Plan;

(e)                                  the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Employee Plan or Employee Plans or to appoint a trustee to administer any Employee Plan;

(f)                                   the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Employee Plan or Multiemployer Plan; or

(g)                                  the receipt by the Company or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any written notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganisation, within the meaning of Title IV of ERISA.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Excluded Subsidiary” means:

(a)                                 any Domestic Foreign Holdco Subsidiary; and

(b)                                 any Domestic Subsidiary of the Company, so long as:

(i)                                     its acting as a Guarantor under this Agreement would violate any law, rule or regulation applicable to such Domestic Subsidiary or would be prohibited by any contractual restriction or obligation applicable to such Domestic Subsidiary; and

(ii)                                  the Agent shall have received a certificate of a Financial Officer of the Company to the effect that, based on advice of outside counsel, such Domestic Subsidiary acting as a Guarantor under this Agreement would cause such a violation or would be so prohibited as described in the foregoing paragraph (i).

“Existing Facility Agreement” means the USD 900,000,000 facilities agreement entered into on 27 July 2012 (as amended and restated on 19 November 2012) between, inter alios, the Company and JPMorgan Chase Bank, N.A. as administrative agent.

“Existing L/G” means any standby, commercial or trade letter of credit (Akkreditive), surety (Bürgschaft) or guarantee (Garantie) excluding any surety or guarantee serving as collateral for any credit obligations (Kreditbesicherungsavale) issued under the Existing Facility Agreement or any other bilateral facility agreement entered into by a Borrower with a Lender as listed in Schedule 16 (List of Existing L/Gs) and designated to constitute an Existing L/G by a Borrower and an Issuing Bank after the date hereof in a Utilisation Request.

“Face Amount” means the principal face amount of an L/G in the Base Currency or, as the case may be, any Optional Currency in which such L/G has been issued, such amount representing the maximum liability of the Issuing Bank under such L/G.

“Facility” means the letter of credit facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five

Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Farm Agreement” means the certain tenants in common agreement dated on or about 21 March 2008 between Hill-Rom Company, Inc., an Indiana corporation, and BCC JAWACDAH Holdings, LLC, an Indiana limited liability company.

“FATCA” means:

(a)                                 sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)                                 any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)                                  any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)                                 in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)                                 in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)                                  in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of the Amendment and Restatement Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means this Agreement, the Mandate Letter, the Agency Fee Letter, any Accession Letter, any Increase Confirmation, any Compliance Certificate, any Utilisation Request and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any Indebtedness as defined in Clause 20.1 (Financial Definitions) of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

“Financial Quarter” means each period of three months ending on 31 March, 30 June, 30 September or 31 December.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Financial Year” means the financial year of the Company ending on 30 September as at the date of this Agreement.

“Governmental Authority” means any government of any nation or political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Company and its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Guidelines” means, together, the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.123 in relation to inter bank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)), S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom Januar 2000 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”), S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter No. 15 (1-015-DVS-2007) of 7 February 2007 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007) and the circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants and contaminants listed, defined, designated, regulated or classified under applicable Environmental Laws as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Hillenbrand Family Group” means the descendants of John A. Hillenbrand in the direct line (direkte Nachkommen) and members of such descendants’ families (i.e. spouses and registered partners) and trusts for the benefit of such natural persons.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)                                 it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                 it otherwise rescinds or repudiates a Finance Document;

(c)                                  (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)                                 an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A)                               administrative or technical error; or

(B)                               a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)                                  the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 5 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Increase Period” means the period beginning on the date falling six Months after the date of this Agreement and ending on the date falling six Months prior to the Termination Date provided that if only one or more of the Original Lenders participate in an increase such period shall begin on the date of this Agreement in respect of such increase.

“Insolvency Event” in relation to a Finance Party means that Finance Party:

(a)                                 is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                                 becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)                                  makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                                 institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief (including a moratorium) under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)                                  has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for a moratorium, its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)                                     results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)                                  is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                                   seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; and/or

(g)                                  causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (f) above.

“Issuing Bank” means each Lender.

“ITA” means the United Kingdom Income Tax Act 2007.

“Legal Reservations” means:

(a)                                 the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)                                 the time barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defences of set-off or counterclaim;

(c)                                  similar principles, rights and defences under the laws of any relevant jurisdiction; and

(d)                                 any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 24 (Changes to the Obligors).

“Lender” means:

(a)                                 any Original Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Lender in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” has the meaning given to that term in Clause 20.1 (Financial Definitions).

“L/G” means a standby, commercial or trade letter of credit (Akkreditive), surety (Bürgschaft) or guarantee (Garantie) but excludes any surety or guarantee serving as collateral for any credit obligations (Kreditbesicherungsavale) which is:

(a)                                 in a form agreed by the relevant Issuing Bank; or

(b)                                 an Existing L/G,

and which in each case satisfies the L/G Approved Criteria and is issued for any of the purposes set out in Clause 3.1 (Purpose).

“L/G Approved Criteria” means the following:

(a)                                 it is not unlawful or illegal in any jurisdiction for the relevant Issuing Bank to issue the L/G;

(b)                                 the principal amount payable under the L/G is specified in that L/G;

(c)                                  the currency of the amount payable is specified in the L/G and specified at the time of issuance;

(d)                                 the beneficiary as specified in that L/G is reasonably acceptable to the Issuing Bank;

(e)                                  pursuant to the terms of the L/G the relevant Issuing Bank deals in documents only and the relevant Issuing Bank is authorised to pay any claim made or purported to be made under that L/G which appears on its face to be in order;

(f)                                   the L/G contains a provision stating when the obligation of an Issuing Bank under the L/G shall terminate (e. g. specific expiration date, return of L/G deed, release letter) or may be cancelled or not renewed by an Issuing Bank in accordance with its terms;

(g)                                  the L/G specifies its effective date or is stated to be effective on issuance;

(h)                                 the L/G is subject to International Standby Practices 1998 (International Chamber of Commerce Publication No. 590, or any subsequent revision thereof) or the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (International Chamber of Commerce Publication No. 600, 2007 revision, or any subsequent revision thereof) or the terms are otherwise satisfactory to the relevant Issuing Bank;

(i)                                     the L/G is governed by the laws of Germany or the laws of any other jurisdiction reasonably satisfactory to the relevant Issuing Bank;

(j)                                    the terms of the L/G must contain a narrative reference to what has been reported to the Issuing Bank about the underlying transaction but must not contain any confirmation with regard to facts of the underlying contract;

(k)                                 the terms of the L/G must contain a purpose clause which shall be described in sufficient detail to cover a Borrower’s obligations arising from the underlying transaction;

(l)                                     the payment obligation of the Issuing Bank must be worded as an irrevocable obligation to pay a specific maximum amount of money and not for specific performance of the underlying contract;

(m)                             the payment obligation of the Issuing Bank shall be conditional upon presentation of a demand for payment with or, as the case may be, without simultaneous presentation of other documents. The terms of the L/G shall provide that receipt of a formally valid demand for payment has to be made to the Issuing Bank by the expiry date at the latest and confirm that thereafter no further demand shall be honoured; and

(n)                                 the issuance of the L/G does not conflict or provide for inconsistency with (x) applicable laws, regulations, rules, directions and rulings, (y) any relevant decisions and rulings of any Governmental Authority and (z) any internal rules or guidelines of the Issuing Bank.

“L/G Fee Rate” means 1.15 per cent. per annum applicable from the date of this Agreement until the date the Compliance Certificate for the Relevant Period ending 30 June 2013 has been delivered and thereafter if:

(a)                                 no Event of Default has occurred and is continuing; and

(b)                                 the Leverage Ratio in respect of the most recently completed Relevant Period is within a range set out below,

then the L/G Fee Rate for each L/G will be the percentage per annum set out below in the column opposite that range:

Leverage Ratio	L/G Fee Rate (in % p.a.)
Greater than or equal to 3.0:1	1.30
Greater than or equal to 2.5:1 but less than 3.0:1	1.15
Greater than or equal to 2.0:1 but less than 2.5:1	1.00
Greater than or equal to 1.5:1 but less than 2.0:1	0.90
Greater than or equal to 1.0:1 but less than 1.5:1	0.85
Less than 1.0:1	0.75

However:

(i)                                     any increase or decrease in the L/G Fee Rate shall take effect on the date (the “reset date”) which is the fifth Business Day following receipt by the Agent of the Compliance Certificate for a Relevant Period pursuant to Clause 19.2 (Compliance Certificate); and

(ii)                                  while an Event of Default is continuing or a Compliance Certificate has not been delivered on its due date and remains undelivered, the L/G Fee Rate shall be the highest percentage per annum set out above.

“LMA” means the Loan Market Association.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 662/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 662/3 per cent. of the Total Commitments immediately prior to the reduction).

“Mandate Letter” means the letter dated 25 March 2013 between the Arranger and the Company.

“Material Adverse Effect” means a material adverse effect on:

(a)                                 the business, operations or financial condition of the Group taken as a whole;

(b)                                 the ability of the Obligors to perform their material obligations under the Finance Documents, including but not limited to compliance by each Obligor with its payment obligations thereunder; and/or

(c)                                  the material rights or remedies of the Agent and the Lenders under the Finance Documents.

“Material Domestic Subsidiary” means each Domestic Subsidiary:

(a)                                 whose revenues for a Relevant Period constitute five per cent. (5%) or more of the Consolidated Revenues for that Relevant Period; and/or

(b)                                 whose total assets at a time constitute five per cent. or more of the Consolidated Total Assets at that time,

in each case as of the end of any of the three most recently completed Financial Years of the Company.

Compliance with the conditions set out above shall be determined by reference to the annual audited consolidated financial statements of the Company.

“Material Indebtedness” means, as of any date, Financial Indebtedness (other than Financial Indebtedness arising under this Agreement), or the net obligations in respect of one or more Swap Agreements, of any one or more of the Company and any other member of the Group in an aggregate principal amount exceeding USD 75,000,000 (or its equivalent in any other currency or currencies) as of such date. For purposes of determining Material Indebtedness, the “principal amount” of the net obligations of the Company or any member of the Group in respect of any Swap Agreement at any time shall be deemed to be the Swap Termination Value thereof as of such date.

“Material Subsidiary” means, at any time, a member of the Group (other than the Company):

(a)                                 whose revenues for a Relevant Period constitute five per cent. (5%) or more of the Consolidated Revenues for that Relevant Period; and/or

(b)                                 whose total assets at a time constitute five per cent. or more of the Consolidated Total Assets at that time,

in each case as of the end of any of the three most recently completed Financial Years of the Company.

Compliance with the conditions set out above shall be determined by reference to the annual audited consolidated financial statements of the Company. A list of the initial Material Subsidiaries as determined on the basis of the three most recent Financial Years of the Company having ended prior to the date of this Agreement is set out in Schedule 14 (List of initial Material Subsidiaries).

“Maturity Date” means the last day of the Term of an L/G.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                 if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Company or any of its ERISA Affiliates is contributing or has any obligation to contribute.

“New Lender” has the meaning given to that term in Clause 23 (Changes to the Lenders).

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)                                 in relation to the Company, its audited consolidated financial statements for the Financial Year ended 30 September 2012; and

(b)                                 in relation to each other Borrower, its audited (if available or required by law to be audited) financial statements for its financial year ended 31 December 2011 and its unaudited balance sheet, cash flow statement and profit and loss statement (each on a consolidated basis) for its financial year ended 31 December 2012 (in the case of Coperion GmbH) or its audited financial statements for its financial year ended 30 September 2012 (in the case of Rotex Europe Ltd and K-Tron (Schweiz) GmbH).

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Quarter Date” has the meaning given to it in Clause 20.1 (Financial Definitions).

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

“Relevant Period” has the meaning given to that term in Clause 20.1 (Financial Definitions).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Repeated Representations” means each of the representations set out in Clause 18 (Representations) other than Clauses 18.7 (Deduction of Tax), 18.8 (No default), 18.10 (No Misleading Information), 18.11 (Financial statements), Clause 18.14 (Environmental laws and licences) and Clause 18.15 (Good title to assets).

“Reports” means:

(a)                                 the audited consolidated financial statements for the financial year ended 30 September 2012 of the Company;

(b)                                 the audited consolidated financial statements for the financial year ended 31 December 2011 of Coperion Capital GmbH;

(c)                                  the audited unconsolidated financial statements for the financial year ended 31 December 2011 of Coperion GmbH;

(d)                                 the audited directors’ report and consolidated financial statements for the financial year ended 30 September 2012 of Rotex Europe Ltd;

(e)                                  the report of the statutory auditor on the financial statements for the financial year ended 30 September 2012 of K-Tron (Schweiz) GmbH;

(f)                                   the consolidated financial statements for the quarterly period ended 31 December 2012 of the Company;

(g)                                  the monthly performance report of Coperion GmbH as of 31 December 2012 dated 11 February 2013;

(h)                                 the budget for the financial year 2012/2013 plus the 5 year forecast of the Company (each on an annual consolidated basis) including a balance sheet, profit and loss statement and cash flow calculation (the profit and loss statement also including a break down on business segments); and

(i)                                     the unaudited list of the Material Domestic Subsidiaries as of 30 September 2012.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Responsible Officer” means the chief executive officer, president, Financial Officer or any other person designated by any such person in writing to the Agent and reasonably acceptable to the Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any member of the Group or any payment (whether in cash, securities or other property) on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any member of the Group or any option, warrant or other right to acquire such Equity Interests in any member of the Group.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, land charge, charge, pledge, lien, assignment or transfer for security purposes, retention of title arrangement or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Subsidiary” means:

(a)                                 in relation to any company or corporation incorporated in Germany, another company which is a subsidiary (Tochterunternehmen) of the first one within the meaning of §§271(2), 290 of the German Commercial Code (Handelsgesetzbuch); and

(b)                                 in relation to any company incorporated in any other jurisdiction, any entity from time to time of which another person has direct or indirect control and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation beneficially owns a majority of the equity securities or other ownership interests have ordinary voting rights of it (whether directly or indirectly through one or more intermediaries).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any other member of the Group shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swiss Borrower” means a Borrower incorporated in Switzerland or resident in Switzerland for tax purposes.

“Swiss Federal Withholding Tax” means the Tax levied pursuant to the Swiss Federal Withholding Tax Act.

“Swiss Federal Withholding Tax Act” means the Swiss Federal Withholding Tax Act (Bundesgesetz über die Verrechnungssteuer vom 13 Oktober 1965); together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Swiss Non-Bank Rules” means the Swiss Ten Non-Qualifying Bank Creditor Rule and the Swiss Twenty Non-Qualifying Bank Creditor Rule.

“Swiss Qualifying Bank” means a person or entity (including any commercial bank or financial institution (irrespective of its jurisdiction of organisation)) acting on its own account which has a banking licence in force and effect issued in accordance with the banking laws in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, and which, in both cases, effectively exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making all in accordance and as defined in the Guidelines or in the legislation and explanatory notes addressing the same issues which are in force at such time.

“Swiss Ten Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (or deemed creditors) of any Swiss Borrower under this Agreement which are not Swiss Qualifying Banks must not exceed 10 (ten), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Twenty Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (or deemed creditors) (including the Lenders), other than Swiss Qualifying Banks, of a Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the Guidelines), such as (intragroup) loans (if and to the extent intragroup loans are not exempt in accordance with the ordinance of the Swiss Federal Council of June 18, 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010), facilities and/or private placements (including under the Finance Documents) made or deemed to be made by a Borrower must not at any time exceed 20 (twenty), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Tax or Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by or paid to any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means such period determined under this Agreement for which the Issuing Bank is under a liability under an L/G.

“Termination Date” means the later of:

(a)                                 27 July 2017; or

(b)                                 the date falling five years after the date of this Agreement if by no later than 27 June 2017, the Company provides evidence in form and substance reasonably satisfactory to the Majority Lenders that the Existing Facility Agreement has been successfully refinanced or extended with a facility or facilities having a tenor that is at least five years after the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being EUR 150,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 23.5 (Procedure for assignment and transfer by way of assumption of contract (Vertragsübernahme), the later of:

(a)                                 the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                 the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable by an Obligor but unpaid by an Obligor under the Finance Documents.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Borrower” means a Borrower whose jurisdiction of incorporation is a state of the United States or the District of Columbia.

“U.S. GAAP” means the generally accepted accounting principles in the United States of America as recognised by the Financial Accounting Standards Board or other body or authority that succeeds the Financial Accounting Standards Board in determining the generally accepted accounting principles in the United States from time to time.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Utilisation” means an L/G.

“Utilisation Date” means the date on which a Utilisation is to be made, being the date on which the relevant L/G is to be issued.

“Utilisation Request” means (i) a notice automatically generated by COGS and sent to the respective Issuing Bank or (ii) in case COGS is not available, a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means:

(a)                                 any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2                               Construction

(a)                                 Unless a contrary indication appears, any reference in this Agreement to:

(i)                                     the “Agent”, the “Arranger”, any “Finance Party”, any “Issuing Bank”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                  “assets” includes present and future properties, revenues and rights of every description;

(iii)                               “director” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(iv)                              a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)                                 “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                              a Lender’s “participation” in relation to an L/G, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that L/G;

(vii)                           a “person” includes any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity;

(viii)                        a person acting “reasonably” means the exercise of discretion in a reasonable manner (nach billigem Ermessen) as set out in section 315 of the German Civil Code (Bürgerliches Gesetzbuch).

(ix)                              a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any Governmental Authority;

(x)                                 a provision of law is a reference to that provision as amended or re-enacted; and

(xi)                              a time of day is a reference to Luxembourg time.

(b)                                 Section, Clause and Schedule headings are for ease of reference only.

(c)                                  Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                 A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

(e)                                  A Borrower “repaying” or “prepaying” an L/G means:

(i)            the Borrower providing Cash Cover for that L/G;

(ii)           the Agent receiving an L/G Reduction Notice as further specified in Clause 5.5 (Reversal and Reduction of L/Gs); or

(iii)          the implementation of any other arrangement, including the delivery of a Counter Guarantee, satisfactory to the relevant Issuing Bank,

and the amount by which an L/G is repaid or prepaid under paragraphs (e)(i) to (iii) above is the amount of the relevant Cash Cover or reduction or Counter Guarantee (in the case Cash Cover is provided for an L/G denominated in an Optional Currency, converted into the currency in which that L/G is denominated at the relevant exchange rate displayed in COGS in accordance with the COGS Conditions or (if COGS is not available) at the Agent’s Spot Rate of Exchange on the date on which Cash Cover is provided).

(f)                                   COGS is “not available” means:

(i)            the Agent has informed the Company and Issuing Banks that the COGS system will not be operational for a continuing period of more than 24 hours;

(ii)           the COGS Website will not be accessible via the Internet for a continuing period of more than 24 hours; or

(iii)          the Company has informed the Agent within 30 Business Days’ prior written notice of its decision to discontinue the use of COGS.

1.3                               Currency symbols and definitions

“€”, “EUR” and “euro” denote the single currency of the Participating Member States, “£”, “GBP” and “sterling” denote the lawful currency of the United Kingdom, “$”, “USD” and “dollars” denote the lawful currency of the United States of America, “CHF” denotes the lawful currency of Switzerland, “SEK” denotes the lawful currency of Sweden, “SGD” denotes the lawful currency of Singapore, “CNY” denotes the lawful currency of the People’s Republic of China, “INR” denotes the lawful currency of India and “SAR” denotes the lawful currency of Saudi Arabia.

1.4                               Language

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.5                               Pro Forma Calculations

All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence, assumption or repayment of Financial Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence, assumption or repayment of Financial Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive Financial Quarters ending with the most recent Financial Quarter for which financial statements shall have been delivered pursuant to Clause 19.1 (Financial statements) (or, prior to the delivery of any such financial statements, ending with the last Financial Quarter included in the Original Financial Statements of the Company), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings unless permitted by Article 11 of Regulation S-X of the U.S. Securities Act of 1933) and any related incurrence or reduction of Financial Indebtedness, all in accordance with that Article. If any Financial Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Financial Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement pertaining to interest rates applicable to such Financial Indebtedness).

SECTION 2

THE FACILITY

2.                                      THE FACILITY

2.1                               The Facility

Subject to the terms of this Agreement, the Issuing Banks make available to the Borrowers a multicurrency letter of credit facility in an aggregate amount equal to the Total Commitments provided that the aggregate Base Currency Amount of all outstanding L/Gs issued by the Issuing Banks on behalf of (or at the request of) the Company may not exceed EUR 25,000,000 at any time.

2.2                               Increase

(a)                                 The Company may by giving at least three Business Days’ prior notice to the Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of:

(i)            the Available Commitments of a Defaulting Lender in accordance with paragraph (d) of Clause 9.6 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)           the Commitments of a Lender in accordance with:

(A)                               Clause 9.1 (Illegality); or

(B)                               paragraph (a) of Clause 9.6 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled.

(b)                                 Subject to Clause 2.3 (Allocation of Additional Commitments) below, the Company may by giving at least three Business Days’ prior notice to the Agent request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Base Currency of at least EUR 5,000,000 provided that:

(i)            the total Base Currency Amount of all such increases of Commitments made pursuant to this paragraph (b) must not exceed EUR 70,000,000 and the Total Commitments after any such increase must not exceed EUR 220,000,000;

(ii)           the respective increase must become effective during the Increase Period; and

(iii)          during the term of this Agreement the Company may not increase the Commitments more than four times pursuant to this paragraph (b).

(c)                                  The implementation of any increase pursuant to paragraph (a) or (b) above shall be subject to the following provisions and the implementation of any increase pursuant to paragraph (b) above shall in addition be subject to Clause 2.3 (Allocation of Additional Commitments):

(i)            subject to Clause 2.3 (Allocation of Additional Commitments), the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)           each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iii)          each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)          the Commitments of the other Lenders shall continue in full force and effect; and

(v)           any increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (d) below are satisfied.

(d)                                 An increase in the Commitments will only be effective on:

(i)            the execution by the Agent and the Company of an Increase Confirmation from the relevant Increase Lender; and

(ii)           in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(e)                                  Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(f)                                   The Company shall, promptly on demand, pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(g)                                  The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee provided that in respect of any increase made pursuant to paragraph (b) of this Clause 2.2 the following shall apply:

(i)            no Increase Lender shall be given preferential treatment in respect of the amount of fees paid to it in respect of such increase so that a higher fee may only be paid if an Increase Lender is participating with a higher amount in the respective increase and Increase Lenders’ participating with equal amounts must be paid an equal amount of fees; and

(ii)           the Company must offer to pay the participation fee in the Additional Commitment Request and any Additional Commitment Request served within the first six Months after the date of this Agreement will offer at least the same level of participation fee as applicable on the signing date of this Agreement.

(h)                                 Clause 23.4 (Limitation of responsibility of Existing Lender) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)            an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)           the “New Lender” were references to that “Increase Lender”; and

(iii)          a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3                               Allocation of Additional Commitments

(a)                                 Subject to paragraph (b) of Clause 2.2 (Increase) above the Company may, at any time during the Increase Period, request the increase of the Total Commitments by a total amount of EUR 70,000,000 (the amount requested being the “Requested Additional Commitment Amount” and the increased part of the Total Commitments being the “Additional Commitments”) by delivery to the Agent of a duly completed Additional Commitment Request setting out the total

Additional Commitments and any fee the Company is offering to pay in respect thereto and asking each Lender whether it is willing to participate in the Additional Commitments on a pro rata basis (based on the proportion borne by its Commitments to the Total Commitments at the time of the request) (the “Pro Rata Portion”). The Agent shall notify each Lender without undue delay after receipt of an Additional Commitment Request of the terms of that Additional Commitment Request by forwarding a copy of that Additional Commitment Request to each Lender. The Agent shall also notify each Lender of its potential Pro Rata Portion.

(b)                                 Within 15 Business Days of receipt of a copy of such Additional Commitment Request from the Agent (the “First Response Period”), each Lender shall notify the Agent and the Company whether it is prepared to participate in the Additional Commitments in its Pro Rata Portion. Any Lender which has not responded to the Agent within such period shall be deemed to have declined to participate in such Additional Commitment.

(c)                                  If the aggregate of the amounts (the “Committed Amount”) notified by the Lenders prepared to participate in the Additional Commitment (each a “Participating Lender”) to the Agent in accordance with, and within the period set out in, paragraph (b) above is equal to the Requested Additional Commitment Amount, the Agent shall allocate the participations in the Additional Commitments to each Participating Lender based on the Pro Rata Portion of each Lender. If the Committed Amount is less than the Requested Additional Commitment Amount due to not all Lenders being Participating Lenders or a Participating Lender only willing to commit less than its Pro Rata Portion the Agent shall allocate the Additional Commitments to each Participating Lender based on the amounts notified by them (provided that no allocation shall be made in excess of a Pro Rata Portion of a Participating Lender) and shall then proceed as set out in paragraph (d) below. The Agent shall notify each Participating Lender and the Company of the allocation within five Business Days after the expiry of the First Response Period. Each Participating Lender shall confirm in writing within five Business Days after that notice being given by the Agent its willingness to assume the respective Additional Commitments by executing a respective Increase Confirmation as further specified in paragraph (c) of Clause 2.2 (Increase).

(d)                                 If the Agent determines that the Committed Amount is less than the Requested Additional Commitment Amount, it shall notify the Company and each Participating Lender without undue delay thereof and of the balance of the Requested Additional Commitment Amount and the Committed Amount (the “Additional Commitment Shortfall”).

(e)                                  Each Participating Lender may then within five Business Days of such notification notify the Agent and the Company whether or not it is willing to increase its participation in the Additional Commitments (and if so by which amount). Any Participating Lender which has not responded to the Agent within such period shall be deemed to have declined to further increase its participation in the Additional Commitments. If the Agent then determines that the further increase in the Additional Commitments offered by the relevant Participating Lenders is equal to or less than the Additional Commitment Shortfall, it shall allocate further participations in the Requested Additional Commitments to each Participating Lender on the basis of the additional amounts offered by the respective Participating Lender. If the Agent determines that the aggregate amount of the further increase in the Additional Commitments offered by the relevant Participating Lenders is higher than the Additional Commitment Shortfall, it shall allocate the further participations pro rata based on the total amount of all Additional Commitments offered by Participating Lenders pursuant to this paragraph (e) and the share of each Participating Lender in such total amount. Sentences 3 and 4 of paragraph (c) above shall then apply mutatis mutandis.

(f)                                   If the Agent then determines that the aggregate amount of the Participating Lenders’ Committed Amount is less than the Requested Additional Commitment Amount, it shall notify the Company without undue delay of such occurrence and of the final Additional Commitment Shortfall. The Company may then within 20 Business Days of such notice select any other bank, financial institution, trusts, funds or other entities (each of which shall not be a member of the Group) to participate in the respective Additional Commitments provided that the aggregate amount of such participations shall not exceed the amount of the final Additional Commitment Shortfall and further provided that such potential lender confirms in writing within such 20 Business Days its willingness to assume the respective Additional Commitments as further specified in paragraph (c) of Clause 2.2 (Increase) by executing the respective Increase Confirmation.

(g)                                  No Lender shall be obliged to participate in any Additional Commitment or increase its participation in the Additional Commitment it was prepared to assume unless it has otherwise agreed in accordance with paragraphs (c), (d) or (e) (as the case may be) above.

2.4                               Finance Parties’ rights and obligations

(a)                                 The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor shall, except as otherwise set out in this Agreement or any other Finance Document, be a separate and independent debt (Ausschluss der gesamtschuldnerischen Haftung).

(c)                                  A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                      PURPOSE

3.1                               Purpose

Each Borrower shall use any L/G to collateralise obligations of, or claims against, any Borrower in each case arising in connection with the operational business requirements of any Borrower in relation to the issuance of:

(a)                                 tender guarantees (Bietungsavale);

(b)                                 advance payment guarantees (Anzahlungsavale);

(c)                                  performance guarantees (Vertragserfüllungsavale);

(d)                                 rental guarantees (Mietavale);

(e)                                  customs guarantees (Zollavale);

(f)                                   warranty guarantees (Gewährleistungsavale); or

(g)                                  payment guarantees for suppliers (Lieferantenavale).

In respect of any L/G issued by Zurich Insurance plc under this Agreement, the L/G may also be issued in the form of a counter-guarantee for letters of credit issued by other financial institutions on a bilateral basis for any of the purposes described above provided that the aggregate Base Currency Amount of any such L/Gs must not exceed EUR 10,000,000 at any time during the term of this Agreement.

3.2                               Monitoring

No Finance Party is bound to monitor or verify the use of an L/G granted pursuant to this Agreement.

4.                                      CONDITIONS OF UTILISATION

4.1                               Initial conditions precedent

No Borrower may deliver a Utilisation Request to the Agent or an Issuing Bank unless the Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2                               Further conditions precedent

An Issuing Bank will only be obliged to comply with Clause 5.3 (Issue of L/Gs) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                 no Default is continuing or would result from the issue of the L/G;

(b)                                 the Repeated Representations made by each Obligor are true in all material respects; and

(c)                                  no Change of Control has occurred.

4.3                               Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to an L/G if:

(a)                                 it is USD, GBP or CHF; or

(b)                                 SEK, SGD, CNY, INR or SAR; or

(c)                                  any other currency agreed with the relevant Issuing Bank as at or prior to receipt by it or as the case may be, the Agent of the relevant Utilisation Request for that L/G;

provided that in the case of paragraphs (b) and (c) above, the aggregate Base Currency Amount of all L/Gs denominated in any such currencies shall not exceed EUR 20,000,000 at any time. Each Issuing Bank will only be obliged to issue an L/G in an Optional Currency if this Optional Currency (other than in the case of paragraphs (a) and (b) above) is approved between the relevant Issuing Bank and the relevant Borrower.

SECTION 3

UTILISATION

5.                                      UTILISATION

5.1                               General

(a)                                 Each Borrower may, subject to the provisions of this Clause 5 (Utilisation) and Clause 7 (L/Gs) utilise the Facility by delivering to the relevant Issuing Bank a duly completed Utilisation Request by entering the required data into COGS in accordance with the COGS Conditions.

(b)                                 If COGS is not available the relevant Borrower may deliver the respective duly completed Utilisation Request to the Agent not later than the Specified Time provided that any Utilisation Request not received via COGS must be pre-advised to the Agent by telephone by the relevant Borrower.

(c)                                  As soon as reasonably practicable following the date of this Agreement and all Existing L/Gs having been rolled as L/Gs into this Agreement, the Company shall endeavour to request Utilisations on a pro rata basis to ensure that the Commitment of each Lender is utilised pro-rata to its participation in the Total Commitments.

5.2                               Completion of a Utilisation Request

(a)                                 Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)            it identifies the relevant Borrower and the type of L/G (and for the purposes of COGS, standby letters of credit include commercial or trade letters of credit);

(ii)           it identifies the relevant Issuing Bank and whether it is to be issued by one or several Issuing Banks (and in the latter case in which portions);

(iii)          it identifies the proposed Utilisation Date which is a Business Day falling within the Availability Period;

(iv)          it identifies the amount and currency of the requested L/G;

(v)           the L/G is denominated in the Base Currency or an Optional Currency;

(vi)          the amount of the L/G requested is an amount whose Base Currency Amount is not more than the Available Facility and the Available Commitment of the Issuing Bank;

(vii)         a form of the relevant requested L/G as outlined in Clause 3.1 (Purpose) is (x) attached, (y) agreed with the relevant Issuing Bank and (z) satisfies the L/G Approved Criteria;

(viii)        the obligor of the obligations secured by the L/G is the respective Borrower, the beneficiary of the L/G is identified and the underlying contract is specified;

(ix)          it specifies the expiry date specified in the relevant L/G or, as the case may be, the expiry date of the Commercial Lifetime of the relevant L/G; and

(x)           the delivery instructions for the L/G are specified.

(b)                                 The Agent shall in no event be held responsible for a non — or a delayed processing of any Utilisation Request (irrespective of whether made through COGS or otherwise) unless such delayed processing is caused by gross negligence or wilful misconduct on the part of the Agent. As the Agent will not, in the event of a Utilisation Request or other information submitted by telefax, letter or email, be in a position to verify whether any document received as a Utilisation Request has been duly authorised and sent by the relevant Borrower, the Company and each Borrower agrees that the Agent shall be entitled to execute all Utilisation Requests hereunder received by telefax, letter or email or with respect to which further information was delivered by telefax, letter or email if on their face such telefaxes, letters or emails appear to be duly authorised and executed by persons acting on behalf of the Company and/or the relevant Borrower who have been identified as authorised signatories in accordance with the COGS Conditions or in the certificate referred to under paragraph (g) of Part I or number 7 of Part II (Conditions Precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent). Neither the Agent nor any of the Issuing Banks shall be held liable for the execution of any forged Utilisation Request received by telefax, letter or email except where the forgery is evident (offensichtlich) or the Agent or the respective Issuing Bank acted with gross negligence or wilful misconduct.

(c)                                  Provided the requirements in this Agreement are met with respect to any Existing L/G, a Borrower may request in a Utilisation Request that that Existing L/G issued by the relevant Issuing Bank be treated as an L/G issued under this Agreement.

(d)                                 Only one L/G may be requested in each Utilisation Request other than in the case of a Utilisation Request relating to Existing L/Gs issued by the relevant Issuing Bank.

(e)                                  The maximum aggregate Base Currency Amount of all outstanding standby, commercial or trade letters of credit shall at no time exceed EUR 50,000,000 (or its equivalent in any other currency or currencies).

(f)                                   A Utilisation Request may only be revoked by the relevant Borrower:

(i)            before the Agent has forwarded the Utilisation Request to the relevant Issuing Bank by giving notice to the Agent; or

(ii)           thereafter, by giving notice to the relevant Issuing Bank which has to be received by that Issuing Bank at a time that Issuing Bank will, with reasonable efforts, still be in a position to stop the process that the relevant L/G is delivered to the relevant beneficiary or any other party as instructed by the relevant Borrower. In such case that Issuing Bank shall promptly inform the Agent whether or not that L/G has been issued.

5.3                               Issue of L/Gs

(a)                                 The Agent must promptly notify the relevant Issuing Bank of the details of the requested L/G (including its Base Currency Amount if the requested L/G is denominated in an Optional Currency).

(b)                                 An L/G can be issued by one Issuing Bank or jointly by two or more Issuing Banks provided that there shall be no joint liability (Gesamtschuldnerschaft) between the relevant Issuing Banks and each Issuing Bank shall only be liable for payment of a certain portion of the Face Amount of the relevant L/G which portion must be set out in the L/G and comply with the requirements set out in paragraph (c) of Clause 5.4 (Extension of L/Gs) below.

(c)                                  A proposed Issuing Bank is not obliged to issue (and shall not issue) any L/G if it notifies the relevant Borrower that it will not be able to issue the L/G on the basis of any of the following grounds:

(i)            a Lender’s share in the outstanding L/Gs (including, for the avoidance of doubt and without limitation, any L/G in respect of which Cash Cover has been provided) would exceed its Commitment;

(ii)           the Base Currency Amount (calculated as at the date of the Utilisation Request) of all outstanding L/Gs constituting standby, commercial or trade letters of credit (including, for the avoidance of doubt and without limitation, any L/Gs of that type in respect of which Cash Cover has been provided) would exceed EUR 50,000,000 (or its equivalent in any other currency or currencies);

(iii)          the Base Currency Amount (calculated as at the date of the Utilisation Request) of all outstanding L/Gs (including, for the avoidance of doubt and without limitation, any L/G in respect of which Cash Cover has been provided) would exceed the Total Commitments;

(iv)          the requirements of Clause 5.2 (Completion of a Utilisation Request) are not satisfied; or

(v)           the L/G Approved Criteria are not satisfied and the relevant Issuing Bank is not willing to dispense with these requirements.

For the avoidance of doubt, any letter of credit or similar instrument issued by an Issuing Bank in excess of the amounts described above will be issued on a bilateral basis and not be subject to (nor benefit from) the provisions of this Agreement.

(d)                                 Subject to the terms of this Agreement being met:

(i)            the relevant Issuing Bank must issue the L/G on the Utilisation Date; or

(ii)           with respect to an Existing L/G, on and from the respective Utilisation Date that Existing L/G will be treated as an L/G issued under this Agreement.

(e)                                  The Issuing Bank shall use COGS, if COGS is available, also for any amendment, reduction or cancellation of any L/G issued under COGS.

(f)                                   For the avoidance of doubt, each relevant Issuing Bank is itself responsible for checking whether any currency requested has been approved by it and whether all other requirements for a Utilisation are satisfied and the Agent will take no responsibility for this.

5.4                               Extension of L/Gs

(a)                                 A Borrower may by giving a Utilisation Request request that an L/G issued on its behalf which would otherwise expire is extended by delivery to the Agent of a notice specifying the new proposed Maturity Date in accordance with the terms of that L/G and, in any event, by no later than four Business Days before the Maturity Date of that L/G.

(b)                                 The Agent must promptly notify the relevant Issuing Bank of the details of the requested extension of the L/G and the amount of its share of that L/G.

(c)                                  An Issuing Bank shall only be obliged to comply with such a Utilisation Request if on the date of the Utilisation Request and on the proposed extension date no Event of Default is continuing or would result from such extension and no Change of Control has occurred.

(d)                                 An Issuing Bank is not obliged to (and shall not) extend any L/G if as a result of such extension:

(i)            a Lender’s share in the outstanding L/Gs (including, for the avoidance of doubt and without limitation, any L/G in respect of which Cash Cover has been provided) would exceed its Commitment;

(ii)           the Base Currency Amount (calculated as at the date of the Utilisation Request) of all outstanding standby, commercial or trade letters of credit (including, for the avoidance of doubt and without limitation, any L/G in respect of which Cash Cover has been provided) would exceed EUR 50,000,000 (or its equivalent in any other currency or currencies); or

(iii)          the Base Currency Amount (calculated as at the date of the Utilisation Request) of all outstanding L/Gs (including, for the avoidance of doubt and without limitation, any L/G in respect of which Cash Cover has been provided) would exceed the Total Commitments.

(e)                                  The terms of each extended L/G will remain the same as before the extension, except that:

(i)            its amount may be reduced; and

(ii)           its Maturity Date will be the date specified in the Utilisation Request.

(f)                                   Subject to the terms of this Agreement being met, the relevant Issuing Bank must extend the L/G in the manner requested.

5.5                               Reversal and reduction of L/Gs

(a)                                 An Issuing Bank shall (if COGS is available) enter into COGS and otherwise give written notice to the Agent (in each case an “L/G Reduction Notice”) of any reduction pursuant to any event set out in paragraph (b) of this Clause 5.5 of the maximum amount payable under any L/G issued by it promptly upon the occurrence of such reduction.

(b)                                 For the purposes of paragraph (a) above, a reduction of the maximum amount payable under any L/G occurs if an Issuing Bank is satisfied that:

(i)            in relation to an L/G issued by that Issuing Bank which under its terms expires without any doubt if no demand for payment has been received by that Issuing Bank on or before a specified expiry date, no demand in respect of that L/G has been received by that Issuing Bank on or before such date; or

(ii)           in relation to an L/G issued by that Issuing Bank whose terms do not provide for an expiry without any doubt on a specific expiry date if no demand for payment has been received by that Issuing Bank on or before that date (or, in the case of a release of an L/G, on or before the expiry date specified therein):

(A)                               the original of the L/G (including all amendments (if any)) has been returned to that Issuing Bank by the beneficiary or the relevant Borrower; or

(B)                               the L/G has been released in writing by the beneficiary; or

(iii)          in relation to an L/G whose terms provide for a reduction of its Face Amount, the conditions of such reduction under the terms of the L/G are without any doubt satisfied; or

(iv)          the beneficiary has unconditionally certified to the Issuing Bank the reduction of the Face Amount of the L/G in writing; or

(v)           after having effected (full or partial) payment pursuant to a demand to the extent it has been reimbursed by the relevant Borrower or on its behalf in the amount required by the terms of this Agreement; or

(vi)          for the avoidance of doubt, is otherwise satisfied that it has no further liability under the relevant L/G.

5.6                               Handling of Utilisation Requests, issuance of L/Gs

(a)                                 Each Utilisation Request in respect of an L/G with respect to which the terms of sub-paragraphs (a)(ii) and (a)(vii) of Clause 5.2 (Completion of a Utilisation Request) and paragraph (c) of Clause 5.4 (Extension of L/Gs) are complied with:

(i)            will, if received under COGS, be automatically forwarded to the relevant Issuing Bank, and

(ii)           shall, if received by the Agent otherwise than over COGS, be forwarded by the Agent without undue delay to the Issuing Bank for issuance of the requested L/G. If the terms of sub-paragraphs (a)(ii) and (a)(vii) of Clause 5.2 (Completion of a Utilisation Request) and paragraph (c) of Clause 5.4 (Extension of L/Gs) applicable to the issuance of such L/G are not fulfilled the relevant Utilisation Request will not be processed and the Agent shall promptly inform the relevant Borrower accordingly.

(b)                                 Promptly following receipt of the relevant notification under COGS that a Utilisation Request where it is named as the Issuing Bank has been sent to it or, as the case may be, the Utilisation Request forwarded to it by the Agent pursuant to paragraph (a)(ii), the Issuing Bank shall determine whether, in respect of such Utilisation Request and the requested L/G, the L/G Approved Criteria and all other requirements set out in this Clause 5 other than those in sub-paragraphs (a)(ii) and (a)(vii) of Clause 5.2 (Completion of a Utilisation Request) and paragraph (c) of Clause 5.4 (Extension of L/Gs)  (the “L/G Requirements”) are fulfilled.

(c)                                  Following determination in accordance with paragraph (b), the Issuing Bank shall confirm through COGS (or, if COGS is not available, inform the Agent accordingly) whether:

(i)            the L/G Requirements are fulfilled (and, if the L/G is denominated in an Optional Currency, COGS will automatically (and if COGS is not available, the Agent shall) calculate the Base Currency Amount with respect thereto); or

(ii)           it will not be able to issue the requested L/G at all because all or some of the L/G Requirements are not fulfilled and, if so, which one(s).

(d)                                 In the event of notification by the Issuing Bank that it will not issue the requested L/G the Agent shall, if such information is not generated by COGS, inform the relevant Borrower and the Borrower shall:

(i)            agree with the Issuing Bank such amendment of the requested L/G as is necessary and possible to enable the Issuing Bank to issue the relevant L/G; and

(ii)           if no agreement can be reached between the Issuing Bank and the Borrower (in particular if the L/G Requirements are not complied with):

(A)                               the Issuing Bank shall not issue the requested L/G; and

(B)                               the Borrower shall promptly withdraw the relevant Utilisation Request.

(e)                                  The Issuing Bank shall promptly enter into COGS (or, if COGS is not available, inform the Agent of) all changes in respect of a requested L/G agreed with the relevant Borrower pursuant to paragraph (d) above.

5.7                               Reports, Correction of bookings

(a)                                 The Agent will generate under COGS (unless COGS is not available) on each day reports (the “COGS Reports”) stating inter alia with respect to the previous day:

(i)            the Base Currency Amount of all outstanding L/Gs as determined for such day; and

(ii)           the aggregate Base Currency Amount of all outstanding L/Gs issued on behalf of the Company;

(iii)          the aggregate Base Currency Amount of all outstanding L/Gs issued in an Optional Currency not being either USD, GBP or CHF; and

(iv)          all relevant information (including the name of the beneficiary of the L/G, the type of L/G, the L/G amount, the date of issuance or prolongation and the initially fixed maturity date or Commercial Lifetime (and if applicable, any prolongation thereof) of such L/G) with respect to any L/G outstanding.

(b)                                 The Borrowers, the Agent, the Lenders and the Issuing Banks may download copies of the COGS Reports for their internal use over COGS (or, if COGS is not available, upon request from the Agent). In the event that the Company, the Agent and/or any Issuing Bank does not agree with any matter contained in the COGS Reports it shall, by no later than 5.00 p.m. on the third Business Day following the date of generation of the relevant COGS Report, notify the Agent accordingly;

provided, however, that the failure to notify the Agent by such third Business Day will not result in the waiver of any right to dispute any matter contained in such COGS Report.

(c)                                  If the Agent receives a notice pursuant to paragraph (b) that a COGS Report does not properly reflect any booking as it would have to be made pursuant to this Agreement, it shall promptly inform all other Parties who would be affected by any change in the relevant booking and thereafter the relevant Parties shall seek mutual agreement on the relevant corrections and any entries in COGS shall be made or, as the case may be, corrected by the Agent accordingly. In the case that any such correction has an impact on the amount of any fees payable or paid under this Agreement, any such difference shall be taken into account by the Agent in the next notification to the Company and payment to the Lenders pursuant to Clause 11.1 (Commitment fee) or Clause 11.2 (L/G fee).

6.                                      REBASING

6.1                               Determination of the Base Currency Amount

On the last Business Day of each calendar quarter (a “Calendar Quarter Date”) on which at least one L/G is outstanding under this Agreement which is denominated in an Optional Currency, COGS will automatically and, if COGS is not available, the Agent shall determine the Base Currency Amount of each L/G outstanding by notionally converting the amount of that L/G into the Base Currency on the basis of the relevant exchange rate displayed in COGS in accordance with the COGS Conditions or (if COGS is not available) the Agent’s Spot Rate of Exchange on the date of calculation.

6.2                               Company’s obligation to prepay

(a)                                 If with respect to a Calendar Quarter Date (each a “Rebasing Day”) the aggregate Base Currency Amount of the outstanding L/Gs of an Issuing Bank exceeds its Commitment applicable on that Rebasing Day (the exceeding amount being the “Excess Amount”), the Company must, if requested by the Agent in writing to do so, within 10 Business Days following such request ensure that a sufficient amount of the outstanding L/Gs are prepaid by the Borrowers (including, for the avoidance of doubt, by providing Cash Cover), in each case to prevent the Base Currency Amount of the L/Gs outstanding exceeding the Commitment of the relevant Issuing Bank following any adjustment to a Base Currency Amount under Clause 6.1 (Determination of the Base Currency Amount).

(b)                                 If in respect of any Rebasing Day subsequent to a Rebasing Day in respect of which Cash Cover had been provided pursuant to paragraph (a) the Excess Amount has been reduced, the whole or relevant part of the Cash Cover shall be released within five Business Days of the relevant Rebasing Day provided that no Default has occurred which is continuing.

6.3                               Notification

The Agent must notify the Company and the Issuing Banks of any relevant Base Currency Amount (and the relevant exchange rate displayed in COGS in accordance with the COGS Conditions or (if COGS is not available) the applicable Agent’s Spot Rate of Exchange) promptly after it is ascertained.

7.                                      L/GS

7.1                               Claims under an L/G

(a)                                 Each Borrower irrevocably and unconditionally authorises the relevant Issuing Bank to pay any claim made or purported to be made under an L/G requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7.1, a “claim”) notwithstanding any defences against that claim which are or may be available to it under the law applicable to that L/G and which arise from, or relate to, the underlying transaction.

(b)                                 Each Borrower shall immediately on demand pay to the Agent for the relevant Issuing Bank an amount equal to the amount of any claim.

(c)                                  Each Borrower acknowledges that an Issuing Bank:

(i)            is not obliged to carry out any investigation or notify or seek any confirmation from any other person (including without limitation the Company and the Borrower) before paying a claim; and

(ii)           deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person (including without limitation any defences which arise from, or relate to, the underlying transaction which are or may be available to that Issuing Bank under the law applicable to the relevant L/G).

(d)                                 The obligations of a Borrower under this Clause will not be affected by:

(i)            the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)           any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.2                               Indemnities

(a)                                 Each Borrower shall immediately on demand indemnify an Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of that Issuing Bank’s gross negligence, bad faith or wilful misconduct) in acting as an Issuing Bank under any L/G requested by (or on behalf of) that Borrower.

(b)                                 The obligations of any Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)            any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under an L/G or any other person;

(ii)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)          the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under an L/G or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)          any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any beneficiary under an L/G or any other person;

(v)           any amendment (however fundamental) or replacement of a Finance Document consented to by the Company, any L/G or any other document or security;

(vi)          any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any L/G or any other document or security; or

(vii)         any insolvency or similar proceedings.

(c)                                  Neither the Company nor any Borrower shall be entitled to reject payment otherwise due by it pursuant to this Agreement on the basis of the argument that an L/G with respect to which an Issuing Bank claims payment should not have been issued or should not have been issued under its terms by that Issuing Bank pursuant to the terms of this Agreement or applicable law or regulations.

7.3                               Rights of contribution

(a)                                 No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

(b)                                 No Issuing Bank will be entitled to any right of contribution or indemnity from any other Issuing Bank other than pursuant to Clauses 27.6 (Loss Sharing in respect of L/Gs) and 27.7 (Sharing of Recoveries / Adjustment of Loss Sharing).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.                                      REPAYMENT

(a)                                 Each L/G which would otherwise be outstanding on the Termination Date shall be repaid on the Termination Date.

(b)                                 In respect of each outstanding L/G the Maturity Date of which falls after the Termination Date, an Issuing Bank may either:

(i)            continue to provide the respective L/G on a bilateral basis on terms and conditions agreed upon between that Issuing Bank, the Company and the relevant Borrower in a separate agreement reasonably satisfactory to that Issuing Bank to be reached no later than on the Termination Date;

(ii)           continue to provide the respective L/G on a bilateral basis following receipt of a Counter Guarantee by no later than the Termination Date; or

(iii)          require that Cash Cover (or such other security which is reasonably satisfactory to that Issuing Bank) is provided by the relevant Borrower (or the Company) with respect to the counterindemnity obligations owed to that Issuing Bank by the relevant Borrower in respect of the outstanding L/Gs issued by that Issuing Bank not later than on the Termination Date, in such a way as to result in the relevant L/G liability of that Issuing Bank being considered with a zero risk weighting (within the meaning of section 185 paragraph 5 of the German Solvability Regulation (Solvabilitätsverordnung)).

(c)                                  Any negotiations between an Issuing Bank, the Company and the relevant Borrower about a bilateral continuation or the terms and conditions and the implementation of the Cash Cover or other Security shall be made between that Issuing Bank and the relevant Borrower directly without involvement of the Agent.

(d)                                 Each L/G outstanding on the Termination Date shall, in the case of a bilateral continuation of that L/G pursuant to paragraph (b) above, for all purposes of this Agreement cease to be treated as an L/G issued under this Agreement as of the Termination Date provided however that unless otherwise agreed by the relevant Issuing Bank the fees set out in Clauses 11.2 (L/G fee) and 11.5 (Issuance and Administration Fee) shall continue to be payable but shall be paid directly to (and calculated by) the relevant Issuing Bank instead of the Agent. In addition, the fees set out in Clause 11.2 (L/G fee) shall be reduced as set out in paragraph (a) of Clause 11.2 (L/G fee).

9.             PREPAYMENT AND CANCELLATION

9.1          Illegality

If, in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)           that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)           upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled and it shall not be obliged to issue any L/G; and

(c)           each Borrower and the Company shall cooperate with the relevant Lender to seek a release by the relevant beneficiaries of each L/G issued by that Lender and outstanding at such time and, if and to the extent an L/G is not released by the date notified by that Lender, the Company shall, or shall procure that any relevant Borrower will, prepay all outstanding L/Gs of that Lender.

9.2          Change of control

In the event of a Change of Control:

(a)           the Company shall promptly notify the Agent upon becoming aware of that event;

(b)           a Lender shall not be obliged to issue any L/Gs; and

(c)           if a Lender so requires and notifies the Agent within 10 days of being informed by the Agent of the event, the Agent shall, by not less than 10 days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding L/Gs, together with accrued L/G fee, and all other amounts accrued under the Finance Documents owed to that Lender by the Obligors, immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable and each Borrower shall prepay the relevant outstanding L/Gs.

9.3          Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ prior written notice (or such shorter period as the Majority Lenders may agree), cancel the whole or any part (being a minimum amount of EUR 5,000,000) of the Available Facility. Any cancellation under this Clause 9.3 shall reduce the Commitments of the Lenders rateably under the Facility.

9.4          Automatic cancellation

If the first Utilisation Date has not occurred by the date falling one Month after the date of this Agreement, the Facility will be automatically cancelled in full.

9.5          Voluntary prepayment

A Borrower to which an L/G has been issued may, if it gives the Agent not less than three Business Days’ prior notice (or such shorter period as the Majority Lenders may agree), prepay the whole or any part of that L/G.

9.6          Right of replacement or repayment and cancellation in relation to a single Lender

(a)           If:

(i)            any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(ii)           any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)          any Lender is a Defaulting Lender;

the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or Defaulting Lender status continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the L/Gs.

(b)           On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)           Each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in any such Utilisations.

(d)           The Company may, in the circumstances set out in paragraph (a) above, on three Business Days’ prior notice to the Agent and the Lender (or such shorter period as the Majority Lenders may agree), replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) assign and transfer by way of assumption of contact (Vertragsübernahme) pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its Available Commitment under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders).

(e)           The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)            the Company shall have no right to replace the Agent;

(ii)           neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)          in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)          the Lender shall only be obliged to assign and transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)            A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

9.7          Mandatory repayment and cancellation of Lenders

If on the date falling six months before the earliest FATCA Application Date for any payment by a Party to a Lender (or to the Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date (a “FATCA Event”):

(a)           that Lender shall, reasonably promptly after that date, notify the Agent of that FATCA Event and the relevant FATCA Application Date;

(b)           if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing:

(i)            that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Agent;

(ii)           upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(iii)          each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last Business Day before the relevant FATCA Application Date.

9.8          Restrictions

(a)           Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

(c)           No Borrower may reborrow any part of the Facility which is prepaid (other than pursuant to Clause 9.5 (Voluntary prepayment)).

(d)           The Borrowers shall not repay or prepay all or any part of the L/Gs or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)           Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)            If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)           If all or part of an L/G is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the L/G which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(h)           Any prepayment of an outstanding L/G shall be made in the manner described in paragraph (b) of Clause 8 (Repayment) and shall be subject to the continued payment of the L/G fees and administration fees as further specified in Clause 8 (Repayment).

10.          CASH COVER

(a)           Where any Borrower or the Company is obliged to provide “Cash Cover” for an L/G to the Agent or an Issuing Bank under this Agreement, cash cover is provided if that Borrower or the Company pays an amount in the currency in which that L/G is denominated to an interest-bearing account in the name of that Borrower or the Company, as the case may be, and the following conditions are met:

(i)            the account is with the Agent or with an Affiliate of the Agent (if the Cash Cover is to be provided to the Agent) or with the relevant Issuing Bank or other party agreed by the Issuing Bank (if the Cash Cover is to be provided to that Issuing Bank);

(ii)           until no amount is or may be outstanding under that L/G, withdrawals from the account may only be made to pay the relevant Issuing Bank (or Agent, if applicable) amounts due and payable to it under this Agreement in respect of that L/G; and

(iii)          that Borrower or, as the case may be, the Company has executed a security document over that account, in form and substance reasonably satisfactory to the Agent or the relevant Issuing Banks (as applicable) with which that account is held, creating a first ranking security interest over that account for the sole benefit of the relevant Issuing Bank, and the account will bear interest at a rate equal to: for GBP, SONIA (Sterling Over Night Index Average), for USD, FFE (Feds Funds Effective), for EUR, EONIA (Euro Overnight Index Average) and for CHF, SARO (Swiss Overnight Index Average) (in each case as determined by the Issuing Bank) for deposits in that currency for one month (if that amount is placed on a one month time deposit), or upon the request of the Agent or any of the Issuing Banks the applicable Overnight Libor Rate for the relevant currency (GBP, USD, EUR or CHF), or otherwise (if it is not or if the deposit is in a currency other than GBP, USD, EUR or CHF) at a normal commercial rate or as otherwise agreed between the Company or the relevant Borrower with the Agent or the relevant Issuing Bank (as applicable).

(b)           Where Cash Cover has been provided by a Borrower or the Company:

(i)            for an L/G and that L/G is subsequently repaid or prepaid (other than by the provision of Cash Cover), the Agent or the Issuing Banks (as applicable) shall repay to the relevant Borrower the Cash Cover held by it in an amount equal to the amount of such repayment or prepayment (and, if that L/G is denominated in an Optional Currency, the amount repaid or prepaid converted into the Base Currency at the relevant exchange rate displayed in COGS in accordance with the COGS Conditions or (if COGS is not available) the Agent’s Spot Rate of Exchange on the date of repayment or prepayment) and shall, if the Borrower requests, execute such documentation as is necessary to discharge any security interest over the account referred to above; or

(ii)           pursuant to Clause 6.2 (Company’s obligation to prepay) and subsequently the amount by which the aggregate amount of the Base Currency Amount of all L/Gs outstanding exceeds the Total Commitments is reduced to an amount which is lower than the amount of the Cash Cover provided to the Agent, the Agent shall repay to the relevant Borrower or the Company the Cash Cover held by it in an amount equal to the difference and shall, if the Company requests, execute such documentation as is necessary to discharge any security interest over the account referred to above, in each case if no Default has occurred which is continuing.

(c)           As long as no Event of Default has occurred which is continuing, interest paid on the Cash Cover shall be released at any time to the Company or the Borrower providing the Cash Cover (as the case may be).

(d)           For the avoidance of doubt, any Cash Cover relating to an L/G shall be released at its Maturity Date, provided that the relevant Issuing Bank has not received any demand of payment in respect of such L/G or, if so received, has been reimbursed by the Company or the relevant Borrower.

SECTION 5

COSTS OF UTILISATION

11.          FEES

11.1        Commitment fee

(a)           The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 35 per cent. of the then applicable L/G fee on that Lender’s Available Commitment for the Availability Period.

(b)           Subject to the terms of this Clause 11.1, the accrued commitment fee is payable in arrears for each successive period of three Months ending on 31 March, 30 June, 30 September and 31 December and any shorter period ending on 30 June 2013, on the last day of the Availability Period and, if cancelled in full, in respect of the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)           The commitment fee shall be calculated by the Agent. The Agent shall notify the Company and the relevant Lenders in writing of the aggregate amount of all such commitment fees owed to the relevant Lender within five Business Days after the end of each period set out in paragraph (b) of this Clause 11.1. The Company shall pay the commitment fee to the Agent (for the account of each Lender) not later than on the fifth Business Day following receipt by the Company of the notification from the Agent.

(d)           No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

11.2        L/G fee

(a)           Each Borrower shall pay to the Agent (for the account of each relevant Issuing Bank) an L/G fee in the Base Currency (computed at the rate equal to the L/G Fee Rate) on the outstanding amount of each L/G requested by it for the period from the date of issue of that L/G until its Maturity Date. For the avoidance of doubt, such fee shall, if not otherwise agreed between the relevant Issuing Bank and the Company (or the relevant Borrower) be reduced to 0.75 per cent. per annum in relation to and beginning at the time any L/G has been repaid by way of Cash Cover or a Counter Guarantee prior to its Maturity Date.

(b)           The accrued L/G fee on an L/G shall be payable in arrears in respect of each period of three months ending on 31 March, 30 June, 30 September and 31 December (or any shorter periods ending on 30 June 2013, the Termination Date, the date on which the Commitments of a Lender under this Agreement are cancelled in full or the date on which the Total Commitments under this Agreement are cancelled in full) (each a “Calculation Period”).

(c)           The L/G fee shall be calculated by the Agent. The Agent shall notify to the Company and the relevant Issuing Banks in writing of the aggregate amount of all such L/G Fees owed to the relevant Issuing Bank within five Business Days after the end of each Calculation Period. The relevant Borrowers shall pay the respective amounts to the Agent for distribution to the relevant Issuing Banks not later than on the fifth Business Day following the receipt by the Company of the notification from the Agent.

11.3        Arrangement and participation fee

The Company shall pay to the Arranger an arrangement fee and a participation fee in the amount and at the times agreed in the Mandate Letter.

11.4        Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Agency Fee Letter.

11.5        Issuance and Administration Fee

Each Borrower shall pay to the relevant Issuing Bank (for its own account) an issuance and administration fee in respect of each L/G requested by it and issued by that Issuing Bank in the amount of EUR 50 per issued L/G or as otherwise agreed between that Issuing Bank and the Company.

11.6        Default interest and lump sum damages

(a)           If an Obligor fails to pay any amount (other than default interest) payable by it under a Finance Document on its due date, default interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which complies with the rate set out in paragraph 288(2) of the German Civil Code (Bürgerliches Gesetzbuch). If an Obligor fails to pay default interest payable by it under the Finance Documents on its due date, lump sum damages (pauschalierter Schadensersatz) shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which complies with the rate set out in paragraph 288(2) of the German Civil Code (Bürgerliches Gesetzbuch). In the case of lump sum damages, the relevant Obligor shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen. Any interest or lump sum accruing under this Clause 11.6 shall be immediately payable by the relevant Obligor on demand by the Agent.

(b)           The Agent shall promptly notify the Lenders and the relevant Obligor of the determination of a rate of default interest under this Agreement.

11.7        Minimum Fee Rates

(a)           The fee rates provided for in this Agreement, including this Clause 11 (Fees) are minimum fee rates.

(b)           When entering into this Agreement, the parties have assumed that the fees payable at the rates set out in this Agreement are not and will not become subject to the Swiss Federal Withholding Tax. Notwithstanding that the parties do not anticipate that any fee payment under this Agreement is or will be subject to the Swiss Federal Withholding Tax, they agree that, in the event that Swiss Federal Withholding Tax should be imposed on fee payments by a Borrower and should it be unlawful for such Borrower to comply with paragraph (c) of Clause 12.2 (Tax gross-up) for any reason (where this would otherwise be required by the terms of Clause 12.2 (Tax gross-up), in particular taking into account the exclusions set out in paragraph (g) of Clause 12.2 (Tax gross-up)), the payment of such fees due by such Borrower shall be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Federal Withholding Tax) results in a payment to each Finance Party entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Federal Withholding Tax been required. For this purpose, the Swiss Federal Withholding Tax shall be calculated on the full grossed-up interest amount.

(c)           For the purposes of this Clause, “Non-Refundable Portion” shall mean Swiss Federal Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration (SFTA) confirms that, in relation to a specific Finance Party based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Finance Party and each Borrower shall provide to the Agent the documents required by law or applicable double taxation treaties for the Finance Parties to claim a refund of any Swiss Federal Withholding Tax so deducted.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.          TAX GROSS UP AND INDEMNITIES

12.1        Definitions

(a)           In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(i)            where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part II of Schedule 1 (The Original Parties), and:

(A)          where the Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(B)          where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(ii)           where it relates to a Treaty Lender that is a New Lender or an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Increase Confirmation (as applicable), and:

(A)          where the Borrower is a Borrower as at the relevant Transfer Date or Increase Date (as applicable), is filed with HM Revenue & Customs within 30 days of that Transfer Date or Increase Date (as applicable); or

(B)          where the Borrower is not a Borrower as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

“German Borrower” means a Borrower incorporated in Germany.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)            in respect of interest payable by a German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)          lending through a Facility Office in Germany; or

(B)          a Treaty Lender;

(ii)           in respect of interest payable by a UK Borrower:

(A)          a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(1)           a Lender:

(a)           which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(b)           in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2)           a Lender which is:

(a)           a company resident in the United Kingdom for United Kingdom tax purposes;

(b)           a partnership each member of which is:

(i)            a company so resident in the United Kingdom; or

(ii)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(c)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(3)           a Treaty Lender; or

(B)          a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Documents.

(iii)          in respect of a U.S. Borrower, a Lender that has satisfied its obligations under paragraph (f) of Clause 12.2 (Tax gross-up);

(iv)          in respect of any other Borrower, any Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)            a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)           a partnership each member of which is:

(A)          a company so resident in the United Kingdom; or

(B)          a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)          a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or refund or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)            is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)           does not carry on a business in the jurisdiction of incorporation of the relevant Borrower through a permanent establishment with which that Lender’s participation in the Utilisation is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption for tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest.

“UK Borrower” means a Borrower incorporated in the United Kingdom.

“UK Non-Bank Lender” means:

(i)            where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part II of Schedule 1 (The Original Parties); and

(ii)           where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party

(b)           Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2        Tax gross-up

(a)           Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)           The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Company and that Obligor.

(c)           If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)           A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed on payments of interest by the jurisdiction of incorporation of the relevant Borrower if on the date on which the payment falls due:

(i)            the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender with respect to the relevant Borrower, but on that date that Lender is not or has ceased to be a Qualifying Lender with respect to the relevant Borrower other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority;

(ii)           the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (j) or (with respect to payments by a UK Borrower) paragraph (k) below;

(iii)          the relevant Lender is a Qualifying Lender solely by virtue of paragraph (ii)(A)(2) of the definition of Qualifying Lender; and

(A)          an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)          the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iv)          the relevant Lender is a Qualifying Lender solely by virtue of paragraph (ii)(A)(2) of the definition of Qualifying Lender; and

(A)          the relevant Lender has not given a Tax Confirmation to the Company; and

(B)          the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.

(e)           A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the jurisdiction of incorporation of the relevant Borrower if on the date on which the payment falls due, such payment relates to:

(i)            Taxes imposed on or measured by net income (however denominated), franchise Taxes, or branch profits Taxes, in each case:

(A)          imposed as a result of the recipient Lender being organised under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or

(B)          that are Taxes imposed as a result of a present or former connection between such recipient Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any L/G or Finance Document);

(ii)           in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an L/G or Commitment pursuant to a law in effect on the date on which:

(A)          such Lender acquires such interest in the L/G or Commitment (other than pursuant to an assignment request by the Borrower under Clause 9.6 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(B)          such Lender changes its lending office, except in each case to the extent that, pursuant to this Clause 12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office;

(iii)          Taxes attributable to such Lender’s failure to comply with this paragraph (e) or paragraph (f) of this Clause 12.2.

(f)            Status of Lenders

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Borrowers and the Agent, prior to the date on which such Lender becomes a Lender under this Agreement or acquired an interest therein and at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)           Without limiting the generality of the foregoing, in the case of a U.S. Borrower:

(A)          any Lender that is a U.S. Person shall deliver to such U.S. Borrower and the Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such U.S. Borrower or the Agent), duly executed originals of IRS Form W-9 or successor form certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such U.S. Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such U.S. Borrower or the Agent), whichever of the following is applicable;

(1)           duly executed originals of IRS Form W-8BEN establishing any exemption or reduction in payments made under any Finance Document;

(2)           duly executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Clause 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Clause 881(c)(3)(A) of the Code, a “10 percent shareholder” of such U.S. Borrower within the meaning of Clause 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Clause 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax

Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as may be required; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such U.S. Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such U.S. Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such U.S. Borrower or the Agent to determine the withholding or deduction required to be made.

(g)           A Borrower shall not be required to make an increased payment to a specific Lender under paragraph (c) above by reason of a Tax Deduction by a Borrower on account of Swiss Federal Withholding Tax if the number of Lenders under this Agreement that are not Swiss Qualifying Banks exceeds 10 (ten) solely because such Lender (i) has failed to comply with its obligations under Clause 23 (Changes to Lenders) or (ii) ceased to be a Swiss Qualifying Bank other than as a result of any change after the date it became a Finance Party under this Agreement in (or in the interpretation, administration or application of) any law or any published practice or concession of any relevant taxing authority.

(h)           If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(i)            Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(j)

(i)            Subject to sub-paragraph (ii) below, a Treaty Lender, and each Obligor which makes a payment to which that Treaty Lender is entitled, shall co-

operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction;

(ii)

(A)          a Treaty Lender with respect to a UK Borrower which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of Schedule 1 (The Original Parties); and

(B)          a New Lender or an Increase Lender that is a Treaty Lender with respect to a UK Borrower and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Increase Confirmation (as applicable) which it executes, and, having done so, that Lender shall be under no obligation pursuant to sub-paragraph (i) above.

(k)           If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (j)(ii) above and:

(i)            a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)           a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)          that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)          HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(l)            If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (j)(ii) above, no Obligor shall make a

Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(m)          A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(n)           A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(o)           A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

12.3        Tax indemnity

(a)           The Company shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)           Paragraph (a) above shall not apply:

(i)            with respect to any Tax assessed on a Finance Party:

(A)          under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)          under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)           to the extent a loss, liability or cost:

(A)          is compensated for by an increased payment under Clause 12.2 (Tax gross-up) or Clause 11.7 (Minimum Fee Rates);

(B)          would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) or Clause 11.7 (Minimum Fee Rates) but was not so compensated solely because one of the exclusions in paragraph (d), (e) or (g) of Clause 12.2 (Tax gross-up) or in paragraph (b) of Clause 11.7 (Minimum Fee Rates) applied; or

(C)          which relates to a FATCA deduction required to be made by a Party.

(c)           A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)           A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)           a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)           that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor. If a Finance Party makes a payment to an Obligor pursuant to this Clause 12.4 in connection with a Tax Credit, the Obligor, upon the request of the Finance Party, shall repay to the Finance Party such amount that was paid pursuant to Clause 12.4 (plus any penalties, interest or other charges imposed by the relevant governmental or taxing authority) in the event that the Finance Party loses the benefit of, or has to repay to such governmental or taxing authority, such Tax Credit.

12.5        Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in with respect to each relevant Borrower:

(a)           not a Qualifying Lender;

(b)           a Qualifying Lender (other than a Treaty Lender); or

(c)           a Treaty Lender.

If a New Lender or Increase Lender fails to indicate its status in accordance with this Clause 12.5, then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer

Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

12.6        Stamp taxes

The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7        VAT

(a)           All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)           If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)            (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)           (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)           Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                                 In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.8                        FATCA Information

(a)                                 Subject to paragraph (c) below, each Party shall, on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent or any Issuing Bank under the Finance Documents, within ten Business Days of a reasonable request by another Party:

(i)                                   confirm to that other Party whether it is:

(A)                               a FATCA Exempt Party; or

(B)                               not a FATCA Exempt Party; and

(ii)                                supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)                                 If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)                                  Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)                                     any law or regulation;

(ii)                                  any fiduciary duty; or

(iii)                               any duty of confidentiality.

(d)                                 If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)                                     if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)                                  if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9                        FATCA Deduction

(a)                                 Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)                                 Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

13.                               INCREASED COSTS

13.1                        Increased costs

(a)                                 Subject to Clause 13.3 (Exceptions) the Company shall pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in each case made after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be have been introduced after the date of this Agreement, regardless of the date enacted, adopted or issued.

(b)                                 In this Agreement “Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document. Such amounts shall be determined in good faith consistent with similarly situated customers of the applicable Finance Party under agreements having provisions similar to this Clause 13.1 after consideration of such factors as such Finance Party then reasonably determines to be relevant.

13.2                        Increased cost claims

(a)                                 A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)                                 A certificate of the affected Finance Party setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate such Finance Party or its Affiliates, as the case may be, as specified in Clauses 13.1 (a) or (b) shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay, or cause the other Borrowers to pay, such Finance Party, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

13.3                        Exceptions

(a)                                 Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                  attributable to a FATCA Deduction required to be made by a Party;

(iii)                               compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)                              attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)                                 incurred more than 180 days prior to the date that such Finance Party notifies the Company of the circumstance giving rise to such increased costs or reductions and of such Finance Party’s intention to claim compensation therefore; provided further that, if the circumstance giving rise to such Increased Costs is retroactive, then the 180-days period referred to above shall be extended to include the period of retroactive effect thereof.

(b)                                 In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.                               OTHER INDEMNITIES

14.1                        Currency indemnity

(a)                                 If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against that Obligor;

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                        Other indemnities

Subject to and without any duplication of Clause 16.3 (Enforcement Costs) which shall prevail over this Clause 14.2, the Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost (which in the case of counsel, shall be limited to the fees, charges and disbursements of (x) one primary counsel and one local counsel in each applicable jurisdiction for the Agent, (y) one additional primary counsel and one additional local counsel in each applicable jurisdiction, for all Lenders other than the Agent and (z) additional counsel for affected Lenders in light of actual or potential conflicts of interest), loss or liability incurred by that Finance Party as a result of:

(a)                                 the occurrence of any Event of Default;

(b)                                 a failure by an Obligor to pay any amount due by an Obligor under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)                                  making arrangements to issue any L/G requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                 a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company,

provided that such indemnity shall not, as to any Finance Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgement to have resulted from any dispute solely among the Finance Parties (not arising as a result of any act or omission by any member of the Group) other than claims against the Agent or any Issuing Bank or any Arranger in its capacity as, or in fulfilling its role as, the Agent or an Issuing Bank or an Arranger or any similar role under this Agreement.

14.3                        Indemnity to the Agent

(a)                                 The Company shall promptly indemnify the Agent against any cost (which in the case of counsel, shall be limited to the fees, charges and disbursements of (x) one primary counsel and one local counsel in each applicable jurisdiction for the Agent, (y) one additional primary counsel and one additional local counsel in each applicable jurisdiction, for all Lenders other than the Agent and (z) additional counsel for affected Lenders in light of actual or potential conflicts of interest) loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)                                     investigating any event which it reasonably believes is a Default; or

(ii)                                  acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

(b)                                 In case a Lender fails to inform the Agent pursuant to Clause 12.8 (FATCA Information) or such information is incomplete or incorrect the relevant Lender shall indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent respectively as a consequence of non-compliance with FATCA by the Agent as a result of such Lender’s failure.

15.                               MITIGATION BY THE LENDERS

15.1                        Mitigation

(a)                                 Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2                        Limitation of liability

(a)                                 The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                                 A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.                               COSTS AND EXPENSES

16.1                        Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees subject to the agreed cap (if any)) reasonably incurred by any of them in connection with the negotiation, preparation and execution of:

(a)                                 this Agreement and any other documents referred to in this Agreement; and

(b)                                 any other Finance Documents executed after the date of this Agreement.

16.2                        Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.10 (Change of currency), the Company shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including pre-agreed legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3                        Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all documented out-of-pocket costs and expenses (which in the case of counsel, shall be limited to the reasonable fees, charges and disbursements of one primary counsel and one local counsel in each applicable jurisdiction for the Agent and one additional counsel for all Lenders other than the Agent and additional counsel for affected Lenders in light of actual or potential conflicts of interest) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

17.                               GUARANTEE AND INDEMNITY

17.1                        Guarantee (Garantie) and indemnity (Ausfallhaftung)

Each Guarantor irrevocably and unconditionally (but subject to any limitations set out in any Accession Letter by which such Guarantor becomes a party hereto) jointly and severally (gesamtschuldnerisch):

(a)                                 guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party any amount of principal, interest, costs, expenses or other amount owed by an Obligor under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower or the Company; the payment shall be due (fällig) within five Business Days of a written demand by a Finance Party (or the Agent on its behalf) stating the sum demanded from that Guarantor and that such sum is an amount of principal, interest, costs, expenses or other amount owed by an Obligor under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower or the Company; and

(b)                                 undertakes vis-à-vis each Finance Party to indemnify (schadlos halten) that Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation of a Borrower or the Company under or in connection with any Finance Document (except for any cost, loss or liability directly caused by the gross negligence or wilful misconduct of such Finance Party) or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses) and that claim shall be due (fällig) within five Business Days of a written demand by that Finance Party (or the Agent on its behalf).

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by a Finance Party (or the Agent on its behalf) under this guarantee and indemnity.

17.2                       Continuing and independent guarantee and indemnity

(a)                                 This guarantee and indemnity is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

(b)                                 The guarantee and indemnity shall extend to any additional obligations of a Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

(c)                                  Subject to Clause 17.3 (Reinstatement) below, at such time as both i) the Commitments have expired or been irrevocably terminated and (ii) all L/Gs have been irrevocably repaid in full as set out in Clause 8 (Repayment) of this Agreement and any other amounts outstanding under the Finance Documents have been irrevocably discharged in full, all obligations (other than those expressly stated to survive such termination) of each Guarantor under this Clause 17 (Guarantee and Indemnity) shall automatically terminate, all without delivery of any instrument or performance of any act by any person.

17.3                        Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                 the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                 each Finance Party shall be entitled to recover the value or amount of that security or payment from each Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4                        Excluded defences

(a)                                 The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which would reduce, release or prejudice any of its obligations under this Clause 17, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) (excluding any Tax Deduction permitted by Clause 12 (Tax Gross Up and Indemnities)) of any Borrower.

(b)                                 The obligations of each Guarantor under this Clause 17 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of each Guarantor under this Clause 17 will not be affected by any of the following:

(i)                                   the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;

(ii)                                the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(iii)                             any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or

(iv)                            any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.

(c)                                  For the avoidance of doubt nothing in this Clause 17 shall preclude any defences that any Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

17.5                        Immediate recourse

No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This applies irrespective of any provision of a Finance Document to the contrary.

17.6                        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)                                 refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

For the avoidance of doubt, nothing in this Clause 17.6 shall be construed as creating a liability for a Borrower for the amounts which may be or become payable by the other Obligors under or in connection with the Finance Documents.

17.7                        Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)                                 to be indemnified by an Obligor;

(b)                                 to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)                                  to exercise any right of set-off against any Obligor; and/or

(d)                                 to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment Mechanics) of this Agreement.

17.8                        Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)                                 that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)                                 each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9                        Additional obligations

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.10                 Guarantee Limitation - Fraudulent Conveyance

Any term or provision of this Clause 17 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any Guarantor shall be liable under this Agreement or any other Finance Document shall in no event exceed an amount equal to the largest amount that would not render such Guarantor’s obligations under this Agreement subject to avoidance under applicable United States federal or state fraudulent transfer, fraudulent conveyance or similar laws.

17.11                 Guarantee Limitation - Deemed Dividends

Any term or provision of this Clause 17 or any other term in this Agreement or any Finance Document notwithstanding, no member of the Group that is a “controlled foreign corporation” for U.S. federal income tax purposes will have any obligation or liability, directly or indirectly, as guarantor or otherwise under this Agreement or any Finance Document with respect to any obligation or liability arising under any Finance Document of any U.S. Borrower to the extent such obligation or liability would cause or result in any “deemed dividend” to any Obligor incorporated in the U.S. pursuant to Section 956 of the Code; provided that this Clause shall not limit or reduce any obligation or liability of any Borrower in its capacity as such.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.                               REPRESENTATIONS

Each Obligor on behalf of itself (and in the case of the Company and where set out expressly below, on behalf of each other member of the Group) makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement and the date the first Utilisation Request is submitted under this Agreement.

18.1                        Status

(a)                                 It is a corporation, limited liability company or partnership with limited liability, duly incorporated or organised or, in the case of a partnership, established and validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organisation.

(b)                                 It has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in every jurisdiction where such qualification is required.

18.2                        Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding obligations, enforceable in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

18.3                        Non-conflict with other obligations and compliance with laws

(a)                                 The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(i)                                   any applicable material law or regulation applicable to it or any order of any Governmental Authority;

(ii)                                its charter, by-laws, constitutional or other organisational documents; or;

(iii)                             any agreement, indenture or instrument binding upon it or any of its assets (or give rise to any right thereunder to require any payment to be made by any member of the Group) except with respect to this paragraph (iii) for any such conflict which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 It and each member of the Group has complied in all respects with all laws, regulations and orders of any Governmental Authority to which it may be subject where failure so to comply would reasonably be expected to result in a Material Adverse Effect.

18.4                        Power and authority

It has the organisational power to enter into, perform and deliver, and has taken all necessary organisational action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents and the Finance Documents to which it is a party have been duly executed by it and, where applicable, delivered by it.

18.5                        Validity and admissibility in evidence

All Authorisations required:

(a)                                 to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)                                 to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, subject to the Legal Reservations,

have been obtained or effected and are in full force and effect.

18.6                        Governing law and enforcement

(a)                                 The choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation, subject to the Legal Reservations.

(b)                                 Any judgment obtained in Germany in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation, subject to the Legal Reservations.

18.7                        Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender subject, where the Qualifying Lender is a Treaty Lender with respect to a UK Borrower, to the completion of procedural formalities and subject further with respect to the UK Borrower where a Lender falls within paragraph (ii)(A)(2) of the definition of Qualifying Lender that no Direction has been given under section 931 of the ITA in relation to the payment concerned.

18.8                        Compliance with Swiss Non-Bank Rules

Each Swiss Borrower is compliant with the Swiss Non-Bank Rules; provided, however, that a Swiss Borrower shall not be in breach of this Clause 18.8 if the number of Lenders under this Agreement that are not Swiss Qualifying Banks exceeds 10 solely by reason of a failure by one or more of the Lenders to comply with their obligations under Clause 23 (Changes to Lenders).

18.9                        No default

No Default or Event of Default has occurred and is continuing.

18.10                 No misleading information

Any written factual information contained in the Reports, other than any projections and information of a general economic or general industry nature furnished by or on behalf of any member of the Group to the Agent or the Lenders pursuant to or in connection with any Finance Documents, taken as a whole, together with and as modified by any publicly filed information and all other written information so delivered on or prior to any date of determination does not (when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to forecasts or projections, the Obligors represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood by the Agent and the Lenders that any such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group, that no assurances can be given that such projections will be realised and that actual results may differ materially from such projections).

18.11                 Financial statements

(a)                                 Its Original Financial Statements were prepared in accordance with Applicable GAAP consistently applied.

(b)                                 Its Original Financial Statements fairly represent, in all material respects, its financial position and results of operations and cashflows of the Company and its consolidated Subsidiaries (consolidated in the case of the Company’s audited consolidated financial statements) during the relevant financial year in accordance with Applicable GAAP, subject to year-end adjustments and the absence of footnotes.

(c)                                  There has been no material adverse change in its business, operations or financial condition of the Group taken as a whole since 30 September 2012.

18.12                 Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13                 No proceedings pending or threatened

There is no litigation, arbitration or administrative proceeding before any court, arbitral body or Governmental Authority pending against or, to the knowledge of any member of the Group, threatened against any member of the Group which, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (taking into account reserves made for the benefit of warranties and/or insurance coverage in respect thereof) or which purports to affect the legality, validity or enforceability of this Agreement or the transactions contemplated thereby.

18.14                 Environmental laws and licences

It and (in the case of the Company only) each other member of the Group has:

(a)                                 complied with all Environmental Laws to which it may be subject;

(b)                                 obtained all Environmental Licences required in connection with its business;

(c)                                  complied with the terms of those Environmental Licences,

in each case, individually or in the aggregate, where failure to do so would reasonably be expected to have a Material Adverse Effect.

18.15                 Good title to assets

It has a good title to, or valid leasehold interests in, and to all its real and personal property material to its business except to the extent that any failure to have such title or leasehold interest would not reasonably be expected to have a Material Adverse Effect.

18.16                 Investment Company Act status

Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

18.17                 ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

18.18                 Federal Reserve Regulations

No part of the proceeds of any Utilisation have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

18.19                 Repetition

(a)                                 The Repeated Representations shall be made by the Company on its own behalf and on behalf of the other Obligors (under a power of attorney (Vollmacht) granted to it by the Obligors pursuant to paragraph (b) below) by reference to the facts and circumstances then existing on;

(i)                                   the date of each Utilisation Request, each Additional Commitment Request and each Increase Confirmation; and

(ii)                                in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

(b)                                 Each Obligor (other than the Company) hereby empowers (bevollmächtigt) the Company to make the Repeated Representations on its behalf as its attorney (Stellvertreter). Each Obligor (other than the Company) hereby relieves the Company from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) for the purpose of making the Repeated Representations on its behalf as attorney (Stellvertreter).

19.                               INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement until both (i) the Commitments have expired or been terminated and (ii) all L/Gs have been repaid in full as set out in Clause 8 (Repayment) of this Agreement and there is no other amount outstanding under the Finance Documents.

19.1                        Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders as soon as they are available but in any event:

(a)                                 within 100 days after the end of each of its Financial Years, the Company’s audited consolidated financial statements for that Financial Year;

(b)                                 within 100 days after the end of each Borrower’s financial years, the unaudited balance sheet, profit and loss and cash flow statements of the respective Borrower for that financial year;

(c)                                  within 180 days after the end of each Borrower’s financial years the financial statements (only audited if available or required by law to be audited and in the form available or required by law to be prepared) of the respective Borrower for that financial year; and

(d)                                 within 55 days after the end of each of the first three quarters of each of its Financial Years, its consolidated financial statements for that quarter and the then elapsed portion of that Financial Year.

19.2                        Compliance Certificate

(a)                                 The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (d) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up and certify as to whether a Default has occurred and is continuing and, if a Default has occurred that is continuing, specify the details thereof and any action taken or proposed to be taken with respect thereto.

(b)                                 Each Compliance Certificate shall be signed by persons authorised to represent the Company but such persons shall at least include one Financial Officer.

(c)                                  If a Compliance Certificate is required to be delivered together with the annual financial statements of the Company it shall set out a list of the Material Subsidiaries (identifying the Material Domestic Subsidiaries).

19.3                       Requirements as to financial statements

(a)                                 The Company shall procure that each set of its annual and quarterly financial statements delivered pursuant to Clause 19.1 (Financial statements) includes a balance sheet, related statements of operations, stockholders’ equity and cash flows as of the end of and for such Financial Quarter and the then elapsed portion of the Financial Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Financial Year, in the case of the annual financial statements of the Company all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognised national standing (without any qualification or exception as to the scope of such audit) and in the case of its quarterly financial statements all certified by one of its Financial Officers, as presenting fairly in all material respects the financial condition of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with U.S. GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(b)                                 The Company shall procure that each set of financial statements of the Company delivered pursuant to Clause 19.1 (Financial statements) is prepared using U.S. GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Company unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in U.S. GAAP, the accounting practices or reference periods. If a change in U.S. GAAP or in the application thereof has occurred since the date of the Original Financial Statements, the Company shall specify the effect of such change in the Compliance Certificate accompanying such Financial Statements.

19.4                        Accounting Terms; U.S. GAAP

Except as otherwise expressly provided in this Agreement, all terms of an accounting or financial nature shall be construed in accordance with U.S. GAAP, as in effect from time to time; provided that, if the Company notifies the Agent that the Company requests an amendment to any provision of this Agreement to eliminate the effect of any change in U.S. GAAP occurring after the date of this Agreement or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Majority Lenders request an amendment to any provision of this Agreement for such purpose), regardless of whether any such notice is given before or after such change in U.S. GAAP or in the application thereof, then such provision shall be interpreted on the basis of U.S. GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained in this Agreement, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under accounting standards codification 825-10-25 of U.S. GAAP (or any other accounting standard having a similar result or effect) to value any Financial Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any treatment of Financial Indebtedness in respect of convertible debt instruments under accounting standards codification 470-20 of U.S. GAAP (or any other accounting standard having a similar result or effect) to value any such Financial Indebtedness in a reduced or bifurcated manner as described therein, and such Financial Indebtedness shall at all times be valued at the full stated principal amount thereof, net of discounts and premiums and (ii) any obligations relating to a lease that was accounted for by such person as an operating lease as of the date of this Agreement and any similar lease entered into after the date of this Agreement by such person shall be accounted for as obligations relating to an operating lease and not as obligations relating to a capital lease; provided however, that the Company may elect, with notice to the Agent to treat operating leases as capital leases in accordance with U.S. GAAP as in effect from time to time and, upon such election, and upon any subsequent change to U.S. GAAP therefor, the Parties will enter into negotiations in good faith in an effort to preserve the original intent of the financial covenants set forth Clause 20 (Financial Covenants) (it being understood and agreed that the treatment of operating leases be interpreted on the basis of U.S. GAAP as in effect on the date of this Agreement until such election shall have been withdrawn or such provision amended in accordance herewith).

19.5                        Budget

(a)                                 The Company shall supply to the Agent as soon as the same become available but in any event no later than 15 days before the start of each of its Financial Years, a budget for the next Financial Year and the following three Financial Years.

(b)                                 The Company shall ensure that each budget is substantially in the same form as the initial budget delivered to the Agent prior to the date of this Agreement and described in paragraph (h) of the definition of Reports and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group.

19.6                        Information: miscellaneous

The Company shall supply to the Agent:

(a)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of its Subsidiaries with the SEC or with any other national securities exchange and all documents dispatched by the Company to its shareholders generally, as the case may be;

(b)                                 promptly upon a Responsible Officer having actual knowledge of them, the details of the filing or commencement of any litigation, arbitration or administrative proceedings which are filed or commenced against any member of the Group and which have or would reasonably be expected to have a Material Adverse Effect;

(c)                                  promptly upon a Responsible Officer having actual knowledge thereof of the occurrence of any ERISA Event which, alone or together with any other ERISA Events that have occurred, have resulted or would reasonably be expected to have a Material Adverse Effect;

(d)                                 promptly upon a Responsible Officer having actual knowledge of them, of any other developments that have resulted or would reasonably be expected to have a Material Adverse Effect; and

(e)                                  promptly following a request therefore, such further information regarding the financial condition, business affairs and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

19.7                        Delivery of information

(a)                                 Documents required to be delivered pursuant to paragraphs (a) and (d) of Clause 19.1 (Financial Statements) and paragraph (a) of Clause 19.6 (Information: miscellaneous) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are (i) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (ii) posted or the Company provides a link thereto on http://www.hillenbrand.com; or (iii) posted on the Company’s behalf on an Internet or intranet website, if any, to which the Agent and the Lenders have access (whether a commercial, third-party website or whether sponsored by the Agent).  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Agent.

(b)                                 If any Lender (a “Paper Form Lender”) notifies the Agent that it requests the delivery of a paper copy of information delivered electronically as set out in paragraph (a) above, then the Agent shall notify the Company accordingly and the Company shall supply the information delivered pursuant to paragraph (a) above to the Agent (in sufficient copies for each Paper Form Lender) in paper form.

19.8                        “Know your customer” checks

(a)                                 If:

(i)                                   the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                any change in the status of an Obligor after the date of this Agreement; or

(iii)                             a proposed assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) or the assumption of any Commitment under this Agreement pursuant to Clause 2.2 (Increase) or Clause 2.3 (Allocation of Additional Commitments) by a party that is not a Lender prior to such assumption, obliges the Agent or any Lender (or, in the case of paragraph (a)(iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (a)(iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (a)(iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                                 Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                                  Following the giving of any notice of intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Section 24 (Changes to the Obligors), if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

19.9                        Notice of Default

The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon a Responsible Officer having actual knowledge of its occurrence.

20.                               FINANCIAL COVENANTS

20.1                        Financial Definitions

In this Clause 20:

“Consolidated EBITDA” means Consolidated Net Income:

(a)                                 plus to the extent deducted from revenues in determining Consolidated Net Income:

(i)                                     interest expense;

(ii)                                  income tax expense;

(iii)                               depreciation expense;

(iv)                              amortisation expense;

(v)                                 all non-cash expenses, charges or losses;

(vi)                              extraordinary expenses, charges or losses;

(vii)

(A)                               cash expenses, premiums or penalties incurred in connection with any acquisition, any asset sale or other disposal, any recapitalisation, any investment, any issuance of equity interests by the Company or any issuance, incurrence or repayment of any Indebtedness by the Company or any of its Financial Subsidiaries, the amortisation of any deferred financing changes, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed); and

(B)                               non-recurring or unusual expenses,

in an aggregate amount for clauses (A) and (B) not to exceed USD 20,000,000 (or its equivalent in any other currency or currencies) during any Relevant Period;

(b)                                 minus to the extent included in Consolidated Net Income:

(i)                                     interest income;

(ii)                                  income tax benefits (to the extent not netted from tax expense);

(iii)          any cash payments made during such period in respect of items described in sub-paragraph (a)(v) above subsequent to the Financial Quarter in which the relevant non-cash expense, charge or loss was incurred; and

(iv)                              extraordinary, income or gains,

all calculated for the Company and its Financial Subsidiaries in accordance with U.S. GAAP on a consolidated basis.

“Consolidated Indebtedness” means at any time, the aggregate Indebtedness of the Company and its Financial Subsidiaries calculated on a consolidated basis as of such time in accordance with U.S. GAAP but excluding 75% of the principal amount of any mandatorily convertible unsecured bonds, debentures, preferred stock or similar instruments in a principal amount not exceeding USD 500,000,000 (or its equivalent in any other currency or currencies) in the aggregate during the term of this Agreement which are payable in no more than three years (whether by redemption, call option or otherwise) solely in common stock or other common equity interests.

“Consolidated Interest Expense” means with reference to any Relevant Period, the interest payable on, and amortisation of debt discount in respect of, all Indebtedness of the Company and its Financial Subsidiaries calculated on a consolidated basis for such period in accordance with U.S. GAAP.

“Consolidated Net Income” means for any Relevant Period, the net income (or loss) of the Company and its Financial Subsidiaries calculated in accordance with U.S. GAAP on a consolidated basis (without duplication) for such Relevant Period.

“Consolidated Revenues” means, with reference to any Relevant Period, total revenues of the Company and its Financial Subsidiaries calculated in accordance with U.S. GAAP as of the end of such Relevant Period.

“Consolidated Tangible Assets” means as of the date of determination thereof Consolidated Total Assets minus the Intangible Assets of the Company and its Financial Subsidiaries as of that date.

“Consolidated Total Assets” means as of the date of determination thereof total assets of the Company and its Financial Subsidiaries calculated in accordance with U.S. GAAP on a consolidated basis as of such date.

“Financial Subsidiary” means any person which is (or is required to be) consolidated by the Company into its consolidated financial statements pursuant to U.S. GAAP.

“Indebtedness” means, as to any person at a particular time, without duplication, all of the following, but only to the extent included as indebtedness or liabilities in accordance with U.S. GAAP:

(a)                                 all obligations of such person for borrowed money;

(b)                                 all obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments;

(c)                                  all obligations of such person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business or any earn-out obligations);

(d)                                 all obligations of such person in respect of indebtedness (excluding prepaid interest thereon) secured by Security on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

(e)                                  all obligations of such person for unreimbursed payments made under letters of credit (including standby and commercial letters of credit), bankers’ acceptances and bank guarantees;

(f)                                   all obligations of such person in respect of capital leases of such person;

(g)                                  (in respect of this Clause 20 only for the purpose of calculating Consolidated Indebtedness) all net obligations of such person under any Swap Agreement pertaining to interest rates; and

(h)                                 all guarantees granted by such person in respect of any of the foregoing.

For the purposes of this definition, the Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other limited liability entity) in which such person is a general partner or a joint venture, unless such Indebtedness is expressly made non-recourse to such person. The amount of any net obligation under a Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Intangible Assets” means the aggregate amount, for the Company and its Financial Subsidiaries on a consolidated basis, of all assets classified as intangible assets under U.S. GAAP, including, without limitation, customer lists, acquired technology, goodwill, computer software, trademarks, patents, copyrights, organisation expenses, franchises, licenses, trade names, brand names, mailing lists, catalogues, unamortised debt discount and capitalised research and development costs.

“Interest Coverage” means the ratio of Consolidated EBITDA to Consolidated Interest Expense.

“Leverage” means the ratio of Consolidated Indebtedness to Consolidated EBITDA.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on a Quarter Date.

20.2                        Financial condition

The Company shall ensure that:

(a)                                 Maximum Leverage: the ratio of the Company’s Consolidated Indebtedness to Consolidated EBITDA in respect of any Relevant Period ending on or after 30 June 2013 shall not exceed a ratio of 3.50:1.

(b)                                 Minimum Interest Coverage: the ratio of the Company’s Consolidated EBITDA to Consolidated Interest Expense in respect of any Relevant Period ending on or after 30 June 2013 shall not be less than a ratio of 3.50:1.

20.3                        Financial testing

(a)                                 The financial covenants set out in Clause 20.2 (Financial condition) shall be tested as of the last day of each Relevant Period (and for the first time for the Relevant Period ending on 30 June 2013) by reference to each of the financial statements of the Company delivered pursuant to paragraphs (a) and (d) of Clause 19.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

(b)                                 For the avoidance of doubt, the financial covenants set out in Clause 20.2 (Financial condition) shall be tested based on the consolidated financial statements of the Company and include any Financial Subsidiary.

(c)                                  For the purposes of calculating Consolidated EBITDA and/or Consolidated Interest Expense for any Relevant Period:

(i)                                     if at any time during such Relevant Period the Company or any Financial Subsidiary shall have made any Material Disposal, the Consolidated

                                                EBITDA for such Relevant Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposal for such Relevant Period or increased by an amount equal to Consolidated EBITDA (if negative) attributable thereto for such Relevant Period; and

(ii)                                  if during such Relevant Period the Company or any Financial Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Relevant Period shall be calculated after giving effect thereto on a pro forma basis as if such Material Acquisition occurred on the first day of such Relevant Period; and

(iii)          Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposal, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

As used in this paragraph (c):

“Material Acquisition” means any acquisition of property or a series of related acquisitions of property that:

(i)                                     constitutes:

(A)                               assets comprising all or substantially all or any significant portion of a business or operating unit of a business; or

(B)                               all or substantially all of the common stock or other Equity Interests of a person; and

(ii)                                  involves the payment of consideration by the Company and its Financial Subsidiaries in excess of USD 10,000,000 (or its equivalent in any other currency or currencies).

“Material Disposal” means any sale, transfer or disposal of property or series of related sales, transfers or disposal of property that constitutes:

(i)                                     assets comprising all or substantially all or any significant portion of a business or operating unit of a business; or

(ii)                                  all or substantially all of the common stock or other Equity Interests of a person, that constitutes gross proceeds to the Company or any of its Financial Subsidiaries in excess of USD 10,000,000 (or its equivalent in any other currency or currencies).

21.                               GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement until both (i) the Commitments have expired or been terminated and (ii) all L/Gs have been repaid in full as set out in Clause 8 (Repayment) of this Agreement and there is no other amount outstanding under the Finance Documents.

21.1                        Authorisations

The Company shall and shall cause each of its Material Subsidiaries to:

(a)                                 preserve and do all that is necessary to maintain in full force and effect its legal existence; and

(b)                                 take, or cause to be taken, all reasonable actions to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, privileges, franchises, Authorisations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except, for the purposes of this paragraph (b) only, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not:

(i)                                     prohibit any merger, consolidation, amalgamation, disposition, liquidation or dissolution permitted under Clause 21.5 (Merger); and

(ii)                                  require any member of the Group to preserve any right, qualification, license, permit, privilege, franchise, Authorisation, intellectual property right or authority to conduct its business if any member of the Group shall determine that the preservation thereon is no longer desirable in the conduct of the business of any member of the Group and that the loss thereof is not disadvantageous in any material respect to any member of the Group or the Lenders.

21.2                        Compliance with laws

Each Obligor shall (and the Company shall ensure that its Subsidiaries will) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), in each case except whether the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

21.3                       Negative pledge

(a)                                 Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over or with respect to any of its assets, whether now owned or hereafter acquired, or assign any right to receive income.

(b)                                 Paragraph (a) above shall not apply to any Security which is:

(i)                                     Security permitted pursuant to any Finance Document (including Security on any cash in favour of an Issuing Bank required pursuant to the terms of this Agreement);

(ii)                                  Security existing on the date of this Agreement (i) that does not exceed USD 1,000,000 (or its equivalent in any other currency or currencies) or (ii) are listed on Schedule 17 (List of Existing Financial Indebtedness and Existing Security) and any renewals or extensions thereof; provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by sub-paragraph (ii) of paragraph (b) of Clause 21.14 (Financial Indebtedness);

(iii)          Security for taxes not yet due or which are being contested in good faith and by appropriate proceedings in the circumstances, if adequate reserves with respect thereto are maintained on the books of the applicable person in accordance with Applicable GAAP;

(iv)                              carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Security arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings in the circumstances, if adequate reserves with respect thereto are maintained on the books of the applicable person to the extent required in accordance with Applicable GAAP;

(v)                                 pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (including, but not limited to, section 8a of the German Semi-retirement Act (Altersteilzeitgesetz) and section 7d of the German Social Law Act No. 4 (Sozialgesetzbuch IV) but other than any Security imposed by ERISA) and deposits securing liability insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(vi)                              deposits to secure the performance of bids, trade contracts and leases (other than Financial Indebtedness), statutory obligations, surety bonds (other than bonds related to judgements or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vii)                           easements, rights-of-way, restrictions and other similar encumbrances affecting real property and other minor defects or irregularities in title and other similar encumbrances including the reservations, limitations, provisos and conditions, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property of the Group taken as a whole or materially interfere with the ordinary conduct of the business of the applicable person;

(viii)                        Security securing Financial Indebtedness permitted under sub-paragraph (b)(iv) of Clause 21.14 (Financial Indebtedness) provided that:

(A)                               such Security does not at any time encumber any property other than the property financed by such Financial Indebtedness; and

(B)                               the Financial Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(ix)                              Security securing Financial Indebtedness permitted under sub-paragraph (xviii) of Clause 21.14 (Financial Indebtedness) below;

(x)                                 statutory rights of set-off arising in the ordinary course of business;

(xi)                              Security existing on the property at the time of acquisition thereof by any member of the Group and not created in contemplation thereof;

(xii)                           Security existing on property of a Subsidiary of the Company at the time such Subsidiary of the Company is merged, consolidated or amalgamated with or into, or acquired by, any member of the Group or becomes a Subsidiary of the Company and not created in contemplation thereof;

(xiii)                        Security in favour of banks which arise under Article 4 of the Uniform Commercial Code on items in collection and documents relating thereto and the proceeds thereof and/or which arise under bank’s standard terms and conditions;

(xiv)                       judgement Security in respect of judgements that do not constitute an Event of Default under Clause 22.12 (Adverse Judgement) or Security securing appeal or surety bonds related to such judgements, in particular but not limited to any Security granted or to be granted by Coperion GmbH in connection with a litigation between Jürgen Horstmann and, inter alios, ThyssenKrupp Technologies Beteiligungen and Coperion GmbH;

(xv)                          any interest or title of a landlord, lessor or sublessor under any lease of real estate or any Security affecting solely the interest of the landlord, lessor or sublessor;

(xvi)                       leases, licenses, subleases or sublicenses granted:

(A)                               to others not interfering in any material respect with the business of the Group, taken as a whole; or

(B)                               between or among any member of the Group;

(xvii)                    purported Security evidenced by the filing of precautionary UCC financing statements, PPSA financing statements or similar filings relating to operating leases of personal property entered into by any member of the Group in the ordinary course of business;

(xviii)                 any interest or title of a licensor under any license or sublicense entered into by any member of the Group as a licensee or sublicensee:

(A)                               existing on the date of this Agreement; or

(B)                               in the ordinary course of business;

(xix)                       with respect to any real property, immaterial title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such real property;

(xx)                          Security on any cash earnest money deposits or other escrow arrangements made in connection with any letter of intent or purchase agreement;

(xxi)                       Security in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xxii)                    Security arising out of sale and leaseback transactions;

(xxiii)                 customary rights of first refusal, “tag along” and “drag along” rights, and put and call arrangements under joint venture agreements;

(xxiv)                Security on treasury stock of the Company;

(xxv)                   Security in favour of collecting or payor banks having a right of set-off, revocation, refund or chargeback with respect to money or instruments on deposit with or in possession of such bank; and

(xxvi)                other Security securing liabilities or assignments of rights to receive income in an aggregate amount not to exceed the greater of:

(A)                               USD 100,000,000 (or its equivalent in another currency or currencies); and

(B)                               15% of Consolidated Tangible Assets (calculated as of the end of the immediately preceding Financial Quarter for which the Company’s financial statements were most recently delivered pursuant to Clause 19.1 (Financial Statements) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Clause 19.1 (Financial Statements), the most recent financial statements referred to in Clause 18.11 (Financial statements)) at any time outstanding, provided that, for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred if, at the time of the creation, incurrence, assumption or initial existence thereof, such Security was permitted to be incurred pursuant to this paragraph (xxvi) notwithstanding a decrease after such time in the basket amount permitted under this paragraph (xxvi) as a result of a decrease in Consolidated Total Assets.

21.4                        Disposals

(a)                                 Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or substantially all of its assets.

(b)                                 Paragraph (a) shall not apply to:

(i)                                     the Disposal by any Subsidiary of the Company of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary of the Company provided that if the transferor in such a transaction is a wholly owned Subsidiary of the Company, then the transferee must either be the Company or a wholly-owned-Subsidiary of the Company;

(ii)                                  the Disposal by the Company of its treasury stock;

(iii)          the Company’s Subsidiaries making any Disposals of property that, together with all other property of any member of the Group previously Disposed of as permitted by this paragraph (b)(iii) during any Financial Year of the Company does not exceed:

(A)                               an aggregate book value equal to 10 per cent. of Consolidated Total Assets of the Company calculated as at the Quarter Date most recently preceding any such Disposal for which the Company’s financial statements were most recently delivered pursuant to, as applicable, paragraph (a) or (d) of Clause 19.1 (Financial statements), or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to paragraph (a) or (d) of Clause 19.1 (Financial statements), the Company’s Original Financial Statements; and

(B)                               assets generating 10 per cent. of Consolidated Revenues of the Company calculated for the Relevant Period ending on the Quarter Date most recently preceding any such Disposal for which the Company’s financial statements were most recently delivered pursuant to, as applicable, paragraph (a) or (d) of Clause 19.1 (Financial statements), or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to paragraph (a) or (d) of Clause 19.1 (Financial statements), the Company’s

                                                Original Financial Statements, provided that Consolidated Revenues will be calculated on a pro forma basis after giving effect to acquisitions and disposals completed prior to the date of such measurement; or

(iv)                              the Company and any of its Subsidiaries entering into any transaction permitted by Clause 21.5 (Merger).

21.5                        Merger

(a)                                 Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) merge, consolidate or amalgamate with or into another person.

(b)                                 Paragraph (a) shall not apply to:

(i)                                     any Subsidiary of the Company:

(A)                               merging or consolidating with or into the Company, provided that the Company shall be the continuing or surviving person; or

(B)                               merging, consolidating or amalgamating with any one or more other Subsidiaries of the Company, provided that when any wholly-owned Subsidiary of the Company is merging or amalgamating with another Subsidiary of the Company, the wholly owned Subsidiary of the Company shall be the continuing or surviving person (or the continuing corporation resulting from such amalgamation, shall be the wholly owned Subsidiary of the Company);

(ii)           any member of the Group merging (or in the case of a Subsidiary of the Company, amalgamating) with any person in a transaction that would be an acquisition permitted under paragraph (b) of Clause 21.12 (Acquisitions) or a Disposal that is permitted under paragraph (b) of Clause 21.4 (Disposals) provided that in the case of an acquisition:

(A)                               if the Company is a party to such merger, it shall be the continuing or surviving person; or

(B)                               if any Obligor (other than the Company) is a party to such merger or amalgamation, such Obligor shall be the continuing or surviving person (or the continuing corporation resulting from such amalgamation shall be the Obligor and shall have executed and delivered to the Agent a confirmation to that effect reasonably satisfactory to the Agent; and

(iii)          any member of the Group entering into any transaction permitted by paragraphs (b)(i) to (b)(iii) of Clause 21.4 (Disposals).

21.6                        Change of business

(a)                                 Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any business if, after giving effect thereto, the business of the Group (taken as a whole) would be substantially different from the business in which the Group (taken as a whole) are presently engaged.

(b)                                 Paragraph (a) above shall not preclude entry into or acquisition of any business for the manufacturing or distribution of goods (including without limitation machinery and equipment) where it is reasonable for the Company to assume that the core competencies of the Group developed in the conduct of their existing business will add value to such new business.

21.7                        Centre of Main Interests and Establishments

Each Obligor incorporated in a member state of the European Union shall cause its registered office and “centre of main interests” (as that term is used in the Council of the European Union Regulations No. 1346/2000 on Insolvency Proceedings) to be situated solely in its jurisdiction of incorporation and shall have an Establishment situated solely in its jurisdiction of incorporation.

21.8                        Preservation of assets and insurance

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)                                 keep and maintain all property material to the conduct of the business of the Group (taken as a whole) in good working order and condition, ordinary wear and tear excepted; and

(b)                                 maintain insurances with financially sound and reputable insurance companies or with a captive insurance company that is an Affiliate of the Company in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

21.9                        Pari passu

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at all time at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.10                 Taxation

Each Obligor shall (and the Company shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default unless and only to the extent that:

(a)                                 the validity or amount of such payment is being contested in good faith by appropriate proceedings;

(b)                                 the Company or such member of the Group has set aside on its books adequate reserves with respect thereto in accordance with Applicable GAAP; and

(c)                                  the failure to pay those Taxes would not reasonably be expected to result in a Material Adverse Effect.

21.11                 Compliance with Swiss Non-Bank Rules

Each Swiss Borrower shall ensure at any time that it is in compliance with the Swiss Non-Bank Rules; provided, however, that a Swiss Borrower shall not be in breach of this Clause 21.11 if the number of Lenders under this Agreement that are not Swiss Qualifying Banks exceeds 10 solely by reason of a failure by one or more of the Lenders to comply with their obligations under Clause 23 (Changes to Lenders).

21.12                 Access

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)                                 keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with applicable law are made of all material financial dealings and transactions in relation to its business activities; and

(b)                                 permit that representatives designated by the Agent access at reasonable times and upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, provided that any member of the Group is afforded the opportunity to participate in such discussions, its independent accountants, all at such reasonable times and as often as reasonably requested, provided that such visitations, inspections or examinations shall not occur more frequently than once per calendar year for so long as no Event of Default has occurred and is continuing.

The Company acknowledges that the Agent, after exercising its rights of inspection, may, subject to Clause 35 (Confidentiality), prepare and distribute to the Lenders certain reports pertaining to the Group’s assets for internal use by the Agent and the Lenders. Notwithstanding anything to the contrary in this Clause 21.12, no member of the Group will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that:

(i)                                     constitutes non-financial trade secrets or non-financial proprietary information;

(ii)                                  in respect of which disclosure to the Agent (or any designated representative) is then prohibited by law or any agreement binding on any member of the Group; or

(iii)                               is subject to lawyer-client or similar privilege which constitutes lawyer work-product.

21.13                 Acquisitions

(a)                                 Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) acquire (in one or a series of transactions) all of the capital stock or equity interests or all or substantially all of the assets of any person.

(b)                                 Paragraph (a) shall not apply to any acquisition of all of the capital stock or equity interests or all or substantially all of the assets of any person where:

(i)                                     immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; and

(ii)

(A)                               the aggregate amount invested (including assumed debt) is less than or equal to USD 250,000,000 (or its equivalent in any other currency or currencies); or

(B)                               the aggregate amount invested (including assumed debt) is greater than USD 250,000,000 (or its equivalent in any other currency or currencies), and not less than five Business Days prior to the consummation of any such acquisition or series of acquisitions, the Company delivers to the Agent revised consolidated financial statements for the Relevant Period ending on the last day of the Financial Quarter for which consolidated financial statements have most recently been delivered pursuant to Clause 19.1 (Financial statements), such revised financial statements giving effect to the acquisition of the company or business on a pro forma basis and to be delivered together with (x) a certificate by a Responsible Officer of the Company demonstrating pro forma compliance with Clause 20 (Financial Covenants) after giving effect to such acquisition or series of acquisitions for that Relevant Period and (y) a revised forecast for the next Financial Year taking into account such acquisition.

21.14                 Financial Indebtedness

(a)                                 Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)                                 Paragraph (a) shall not apply to:

(i)                                     Financial Indebtedness arising under the Finance Documents;

(ii)                                  Financial Indebtedness outstanding that:

(A)                               is less than USD 2,000,000 (or its equivalent in any other currency or currencies) individually or USD 15,000,000 in the aggregate; or

(B)                               is listed in Schedule 17 (List of Existing Financial Indebtedness and Existing Security) and any refinancing, refunding, renewals or extensions thereof,

provided that the amount of such Financial Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments utilised thereunder;

(iii)          obligations (contingent or otherwise) of the Company existing or arising under any Swap Agreement, provided that such obligations are (or were) entered into in the ordinary course of business and not for purposes of speculation;

(iv)                              Financial Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets and any refinancing, refunding, renewals or extensions thereof provided that the amount of such Financial Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilised thereunder provided that only the property subject to such capital leases and purchase money obligations is the property so acquired;

(v)                                 Financial Indebtedness that may be deemed to exist pursuant to surety bonds, appeal bonds, supersedeas bonds or similar obligations incurred in the ordinary course of business;

(vi)                              so long as no Default has occurred and is continuing or would result therefrom at the time of incurrence, unsecured Financial Indebtedness of the Company or any Guarantor provided that such Financial Indebtedness is not senior in right of payment to the payment of the Financial Indebtedness arising under this Agreement and the Finance Documents;

(vii)                           Financial Indebtedness of a Subsidiary of the Company to the Company or any of the Company’s other Subsidiaries or Financial Indebtedness of the Company to any Subsidiary of the Company in connection with loans or advances provided that each item of intercompany debt shall be unsecured and such Financial Indebtedness shall only be permitted under this sub-paragraph (b)(vii) to the extent it will be eliminated for the purposes of the consolidated financial statements of the Company in accordance with U.S. GAAP;

(viii)                        Financial Indebtedness arising as a result of the endorsement in the ordinary course of business of negotiable instruments in the course of collection;

(ix)                              Financial Indebtedness incurred in connection with the acquisition of all or a portion of Hill-Rom Company, Inc.’s interest in the real and personal property described in the Farm Agreement;

(x)                                 guarantees by the Company of Financial Indebtedness of any Subsidiary of the Company and by any Subsidiary of the Company of Financial Indebtedness of the Company or any other Subsidiary of the Company provided that the Financial Indebtedness so guaranteed is permitted by this paragraph (b);

(xi)                              Financial Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability or other insurance to the Company or any Subsidiary of the Company, including pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(xii)                           customary contingent indemnification obligations to purchasers in connection with any disposal;

(xiii)                        Financial Indebtedness of any person that becomes a Subsidiary of the Company after the date of this Agreement, provided that such Financial Indebtedness exists at the time such person becomes a Subsidiary of the Company and is not created in contemplation thereof, and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Financial Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilised thereunder;

(xiv)                       Financial Indebtedness in respect of netting services, cash management obligations, overdraft protections and otherwise in connection with deposit accounts and Financial Indebtedness arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently (except in the case of daylight overdrafts) being drawn against insufficient funds in the ordinary course of business;

(xv)                          Financial Indebtedness with respect to the deferred purchase price of property acquired and any refinancings, refundings, renewals or extensions thereof provided that the amount of such Financial Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to any existing commitments unutilised thereunder or by an amount equal to a reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilised thereunder;

(xvi)                       Financial Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards or purchase cards (including so-called “procurement cards” or “P-cards”) in each case, incurred in the ordinary course of business;

(xvii)                    contingent liabilities in respect of any indemnification obligations, adjustment of purchase price, non-compete, or similar obligations (other than guarantees of any Financial Indebtedness for borrowed money) of the Company or any Subsidiary of the Company incurred in connection with the consummation of one or more acquisitions;

(xviii)                 other Financial Indebtedness not covered under paragraphs (i) to (xvii) above in an aggregate principal amount not to exceed the greater of:

(A)                               USD 100,000,000 (or its equivalent in any other currency or currencies); and

(B)                               15 per cent. of Consolidated Tangible Assets (calculated as of the end of the immediately preceding Financial Quarter for which the Company’s financial statements were most recently delivered pursuant to Clause 19.1 (Financial statements), or if prior to the date of the delivery of the first financial statements to be delivered pursuant to Clause 19.1 (Financial statements), the most recent financial statements referred to in paragraph (c) of Clause 18.11 (Financial statements)) provided that for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred if, at the time of creation, incurrence, assumption or initial existence thereof, such Financial Indebtedness was permitted to be incurred pursuant to this sub-paragraph (xviii) notwithstanding a decrease after such time in the basket amount permitted under this sub-paragraph (xviii) as a result of a decrease in Consolidated Tangible Assets.

21.15                 Permitted Distributions and Payments

(a)                                 Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) declare or make any Restricted Payment or incur any obligation (contingent or otherwise) to do so.

(b)                                 Paragraph (a) above shall not apply to:

(i)                                     any Subsidiary of the Company making Restricted Payments to any member of the Group (and, in the case of a Restricted Payment to a non-wholly-owned Subsidiary of the Company, such Restricted Payment may be made to each other owner of capital stock or other equity interests of such Subsidiary of the Company on a pro rata basis based on their relative ownership interests);

(ii)                                  any member of the Group declaring or making any dividend payments or other distributions payable solely in the common stock or other common equity interests of such person;

(iii)                               any member of the Group purchasing, redeeming or otherwise acquiring shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(iv)                              any member of the Group making distributions to current and former employees, officers or directors of any member of the Group (or any spouses, ex-spouses or estates of any of the foregoing) on account of purchases, redemptions or other acquisitions of Equity Interests of any member of the Group held by such persons; and/or

(v)                                 the Company declaring and paying cash dividends to its stockholders and purchasing, redeeming or otherwise acquiring shares of its capital stock or warrants, rights or options to acquire any such shares for cash provided that immediately after giving effect to such proposed action, no Event of Default would exist.

21.16                 Arm’s length terms

(a)                                 Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favourable to the relevant member of the Group as would be obtainable by the relevant member of the Group at the time in a comparable arm’s length transaction with a person other than an Affiliate.

(b)                                 Paragraph (a) above shall not:

(i)                                     prohibit any transaction permitted under Clauses 21.4 (Disposals), 21.5 (Merger) or 21.15 (Permitted Distributions and Payments); or

(ii)                                  apply to reasonable compensation (including amounts paid pursuant to Employee Plans) and indemnification paid or made available to any current or former officer, director or employee of any member of the Group for services rendered in that person’s capacity as an officer, director or employee or the making of any Restricted Payment otherwise permitted by this Agreement, in each case to the extent any such payments are made in accordance with applicable laws.

For the purposes of this Clause 21.16, Affiliate shall not include the Company or any wholly-owned Subsidiary of the Company.

21.17                 Burdensome Agreements

(a)                                 No Obligor shall (and the Company shall ensure that no member of the Group will) enter into any Contractual Obligation that limits the ability:

(i)                                     of any Subsidiary of the Company to make Restricted Payments to the Company;

(ii)                                  of any Subsidiary of the Company to guarantee the Financial Indebtedness of the Borrowers under the Finance Documents; or

(iii)                               of any member of the Group to create, incur, assume or suffer to exist Security on property of such person to secure the obligations of the Obligors under the Finance Documents,

(b)                                 Paragraph (a) of this Clause 21.17 shall not apply to any Contractual Obligation:

(i)                                     set out in this Agreement or any other Finance Document;

(ii)                                  on subletting or assignment of any leases or licenses of any member of the Group or on the assignment of a Contractual Obligation or any rights thereunder or any other customary non-assignment provisions, in each case entered into in the ordinary course of business;

(iii)                               set out in Contractual Obligations for the disposal of assets (including any Equity Interests in any Subsidiary of the Company) of any member of the Group provided that such restrictions and conditions apply only to the assets or Subsidiary of the Company that is to be sold;

(iv)                              set out in the Farm Agreement;

(v)                                 set out in any Contractual Obligation governing Financial Indebtedness permitted under sub-paragraphs (ii), (vi), (x), (xiii), (xv) or (xviii) of paragraph (b) of Clause 21.14 (Financial Indebtedness);

(vi)                              with respect to cash or other deposits (including escrowed funds) received by any member of the Group in the ordinary course of business and assets subject to Security permitted by sub-paragraphs (ii), (v), (vi), (viii), (x), (xi), (xii), (xiv), (xx), (xxii) or (xxvi) of paragraph (b) of Clause 21.3 (Negative pledge);

(vii)                           set out in joint venture agreements or other similar agreements concerning joint ventures and applicable solely to such joint venture; or

(viii)                        set out in any Contractual Obligation relating to an asset being acquired existing at the time of acquisition or a Subsidiary of the Company existing at the time such Subsidiary of the Company is merged, consolidated or amalgamated with or into, or acquired by, any member of the Group or becomes a Subsidiary of the Company and, in each case, not in contemplation thereof.

21.18                 Use of Proceeds

No Obligor shall (and the Company shall ensure that no other member of the Group will) use the proceeds of any Utilisations, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case, in violation of Regulation U and Regulation X of the Board.

21.19                 Compliance with U.S. Regulations

No Obligor currently is required to be registered as an “investment company” (as such term is defined in the United States Investment Company Act of 1940) and the Company shall ensure that no Obligor is required to register as an investment company under such act if such registration would cause the making of any Utilisation, or the application of the proceeds or repayment of any Utilisation by any Obligor or the consummation of the other transactions contemplated by this Agreement, to violate any provision of such act or any rule, regulation or order of the SEC thereunder.

22.                              EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.15 (Acceleration) and Clause 22.16 (Acceleration for Insolvency)).

22.1                        Non-payment

An Obligor does not pay on the due date any amount payable by an Obligor pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)                                 its failure to pay is caused by administrative or technical error; and

(b)                                 payment is made within five Business Days of its due date.

22.2                        Financial covenants

Any requirement of Clause 20 (Financial Covenants) is not satisfied.

22.3                        Other obligations

An Obligor does not comply with any provision of the Finance Documents relating to an Obligor (other than those referred to in Clause 22.1 (Non-payment) and Clause 20 (Financial Covenants) above), and such failure shall continue unremedied for a period of 15 Business Days after notice thereof from the Agent to the Company (which notice will be given at the request of any Lender).

22.4                        Misrepresentation

Any representation or warranty made or deemed to be made by or on behalf of an Obligor in the Finance Documents or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Finance Document or any amendment or modification thereof or waiver thereunder, proves to have been incorrect in any material respect when made or deemed to be made.

22.5                        Cross default

(a)                                 Any Material Indebtedness of any member of the Group is not paid when due which failure to pay is not cured within any applicable grace period after delivery of any applicable required notice.

(b)                                 Any Material Indebtedness of any member of the Group becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                  Any creditor of any member of the Group becomes entitled, after the expiration of any applicable grace period and delivery of any applicable required notice, to declare any Material Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)                                 For the avoidance of doubt, paragraphs (b) and (c) shall not apply if any Material Indebtedness:

(i)                                     becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness;

(ii)                                  becomes due as a result of a refinancing thereof permitted pursuant to this Agreement;

(iii)                               constitutes any reimbursement obligation in respect of a letter of credit as a result of a drawing thereunder by a beneficiary therein in accordance with its terms;

(iv)                              is mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of capital stock, the incurrence of other Material Indebtedness or the sale or other disposal of any assets, that has become due so long as it is prepaid in full with such net proceeds required to be prepaid when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect thereto; and

(v)                                 is repaid by way of any redemption, conversion or settlement that is convertible into Equity Interests (and cash in lieu of fractional shares) and/or cash (in lieu of such Equity Interests in an amount determined by reference to the price of the common stock of the Company at the time of such conversion or settlement) in the Company pursuant to its terms unless such redemption, conversion or settlement results from a default thereunder or an event of a type that constitutes an Event of Default.

22.6                        Insolvency

(a)                                 The Company, any Borrower or any Material Subsidiary is unable or admits in writing its inability or failure generally to pay its debts as they fall due and in particular any Borrower or Material Subsidiary incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung).

(b)                                 Any Borrower or any Material Subsidiary (other than the Company, any other Borrower or any Material Subsidiary incorporated in a jurisdiction of the U.S.):

(i)                                     by reasons of actual or anticipated financial difficulties commences negotiations with its creditors in general (or any class of them) with a view to rescheduling any of its indebtedness; or

(ii)                                  the value of the assets of which are less than its liabilities (taking into account contingent and prospective liabilities) and under the laws of the respective jurisdiction of incorporation or organisation of that entity, this constitutes a reason for the opening of insolvency proceedings.

(c)                                  Any Material Subsidiary or any Borrower incorporated in Germany is overindebted within the meaning of section 19 of the Insolvency Code (Insolvenzordnung) or, with respect to any other Material Subsidiary or any Borrower which is neither incorporated in Germany nor in a jurisdiction of the U.S. the value of its assets is less than its liabilities and under the laws of its respective jurisdiction of incorporation this constitutes a reason for the opening of insolvency proceedings.

22.7                        Insolvency proceedings

(a)                                 An involuntary proceeding is commenced or an involuntary petition is filed against the Company, any Borrower or any Material Subsidiary seeking:

(i)                                     liquidation, reorganisation or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including, without limitation, any applicable provisions or any corporations legislation); or

(ii)                                  the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(b)                                 The Company, any Borrower or any Material Subsidiary shall:

(i)                                     voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including, without limitation, any applicable provisions or any corporations legislation);

(ii)                                  consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (a)(i) of this Clause 22.7;

(iii)          apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any member of the Group or for a substantial part of its assets;

(iv)                              file an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v)                                 make a general assignment for the benefit of creditors; or

(vi)                              take any action for the purpose of effecting any of the foregoing.

(c)                                  Any board or shareholder resolution is passed, legal proceedings or other constitutional procedure or step is taken by any Obligor or Material Subsidiary (other than any Obligor or Material Subsidiary incorporated in a jurisdiction of the U.S.) (such Obligor or Material Subsidiary, a “Non-U.S. Entity”) whether voluntary or involuntary in relation to:

(i)                                     the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Non-U.S. Entity other than a solvent liquidation or reorganisation of any Non-U.S. Entity which is not an Obligor;

(ii)                                  a composition, compromise, assignment or arrangement with any creditor of any Non-U.S. Entity;

(iii)                               the appointment of a liquidator (other than in respect of a solvent liquidation of any Non-U.S. Entity which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Non-U.S. Entity or any of its assets;

(iv)                              enforcement of any Security over any assets of any Non-U.S. Entity; or

(v)                                 any analogous procedure or step is taken in any jurisdiction.

This paragraph (c) shall not apply to any involuntary winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.

22.8                        Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects a substantial part of the assets of the Company, any Borrower or the Material Subsidiaries and is not discharged within 15 Business Days.

22.9                        Ownership of the Borrowers

The Company ceases to own, directly or indirectly and/or control 100 per cent. (other than (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law) of the ordinary voting and economic power of any Borrower.

22.10                 Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

22.11                 Repudiation or invalidity

(a)                                 An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document in any material respect.

(b)                                 Any material provision of any Finance Document that is binding on an Obligor ceases to be valid, binding or enforceable in accordance with its terms.

22.12                 Adverse Judgement

(a)                                 A judgement or order for the payment of an amount exceeding USD 75,000,000 (or its equivalent in any other currency or currencies) is rendered against a member of the Group and remains undischarged or unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 15 Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(b)                                 No Event of Default will occur under this Clause 22.12 (i) if and for so long as the amount of such judgement or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of and has not disputed the claim for payment of the amount of such judgement or order or (ii) in respect of the litigation between Jürgen Horstmann and, inter alios, ThyssenKrupp Technologies Beteiligungen and Coperion GmbH.

22.13                 ERISA Event

Any ERISA Event shall have occurred that, when aggregated with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

22.14                 Cessation of Business

Other than pursuant to a transaction expressly permitted pursuant to this Agreement, any Obligor ceases to carry on all or a material part of its business it carried on at the date of signing of the Agreement to the extent that such cessation would reasonably be expected to result in a Material Adverse Effect.

22.15                 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)                                 cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)                                 declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

22.16                 Acceleration for Insolvency

If an Event of Default under paragraphs (a) or (b) of Clause 22.7 (Insolvency Proceedings) shall occur in respect of any Obligor in any U.S. jurisdiction or is being commenced in any U.S. court, then without notice to such Obligor or any other act by the Agent or any other person, the Utilisations made available to or for the benefit of such Obligor, interest thereon or other fees and all other amounts owed by such Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

SECTION 9

CHANGES TO PARTIES

23.                               CHANGES TO THE LENDERS

23.1                        Assignments and transfers by the Lenders

No Lender may transfer or assign any of its rights or obligations under any Finance Document, except that, subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)                                 assign any of its rights; or

(b)                                 assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2                        Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)

(a)                                 The consent of the Company is required for an assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) by an Existing Lender, unless the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is:

(i)                                     to another Lender or an Affiliate of a Lender; and such Affiliate of a Lender is a Swiss Qualifying Bank or

(ii)                                  made at a time when an Event of Default under Clause 22.1 (Non-payment), Clause 22.6 (Insolvency) and/or Clause 22.7 (Insolvency proceedings) is continuing.

(b)                                 The consent of the Company to an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) must not be unreasonably withheld or delayed. The consent of the Company is not deemed to be unreasonably withheld if the proposed assignment or assignment and transfer by assumption of contract (Vertragsübernahme) would lead to a breach of the Swiss Ten Non-Qualifying Bank Creditor Rule. The Finance Parties shall have the right to make assignment or assignment and transfer by assumption of contract (Vertragsübernahme) in relation to this Agreement to up to 10 (ten) New Lenders that are not a Swiss Qualifying Bank and the Company and each Swiss Borrower shall ensure that the acceptance of up to 10 (ten) New Lenders that are not a Swiss Qualifying Bank under this Agreement would not cause a breach of the Swiss Twenty Non-Qualifying Bank Creditor Rule at any time. The Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)                                  An assignment will only be effective on:

(i)                                     receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender and, with respect to a Swiss Borrower, if the New Lender represents in the Transfer Certificate to the Agent and each Obligor whether or not it is a Swiss Qualifying Bank; and

(ii)                                  performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)                                 An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 23.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

(e)                                  If:

(i)                                     a Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                  as a result of circumstances existing at the date the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and Indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change had not occurred. This paragraph (e) shall not apply in relation to Clause 12 (Tax gross-up and Indemnities), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (j)(ii)(B) of Clause 12.2 (Tax gross-up) if the Borrower making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

(f)                                   Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(g)                                  The New Lender agrees, by executing the relevant Transfer Certificate, that its identity and other information regarding its status as a to whether or not it is a Swiss Qualifying Bank may be disclosed to the Swiss Federal Tax Administration (if the latter so requests).

23.3                        Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee

The New Lender shall, on the date upon which an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect, pay to the Agent (for its own account) a fee of EUR 3,000.

23.4                        Limitation of responsibility of Existing Lender

(a)                                 Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                  the financial condition of any Obligor;

(iii)          the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                  Nothing in any Finance Document obliges an Existing Lender to:

(i)                                     accept a re-assignment or a re-assignment and re-transfer by assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 23; or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5                        Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)

(a)                                 Subject to the conditions set out in Clause 23.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                 The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                  On the Transfer Date:

(i)                                     to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                  each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                               the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                              the New Lender shall become a Party as a “Lender”.

23.6                        Copy of Transfer Certificate or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

23.7                        Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation any assignment, charge, pledge or other Security to secure obligations to a federal reserve or central bank except that no such assignment, charge, pledge or Security shall:

(a)                                 release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(b)                                 require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.                               CHANGES TO THE OBLIGORS

24.1                        Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2                        Additional Borrowers

(a)                                 Subject to compliance with the provisions of paragraph (c) of Clause 19.8 (“Know your customer” checks), the Company may, by not less than 10 Business Days’ prior written notice to the Agent, request that any of its wholly owned Subsidiaries becomes an Additional Borrower (Vertragsbeitritt). That Subsidiary shall become an Additional Borrower if:

(i)                                     it is a Subsidiary incorporated in an Approved Jurisdiction and the Majority Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld or delayed); or

(ii)                                  it is a Subsidiary incorporated in any other jurisdiction and all the Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld or delayed); and in each case

(A)                               the Company delivers to the Agent a duly completed and executed Accession Letter;

(B)                               the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(C)                               the Agent has received all of the documents and other evidence listed in Part II (Conditions Precedent required to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)                                 The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions Precedent required to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent).

24.3                        Resignation of a Borrower

(a)                                 The Company may request that a Borrower (other than Coperion GmbH) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)                                 The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                     no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)                                  the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or further obligations under the Finance Documents from the date of effectiveness of that resignation.

24.4                       Additional Guarantors

(a)                                 Subject to compliance with the provisions of paragraph (c) of Clause 19.8 (“Know your customer” checks), the Company may, by not less than 10 Business Days’ prior written notice to the Agent, request that any of its wholly owned Subsidiaries or any Material Domestic Subsidiary become an Additional Guarantor. That Subsidiary or Material Domestic Subsidiary shall become an Additional Guarantor if:

(i)                                     it is a Subsidiary incorporated in an Approved Jurisdiction and it is either a Material Domestic Subsidiary or the Majority Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld or delayed); or

(ii)                                  it is a Subsidiary incorporated in any other jurisdiction and all the Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld or delayed); and in each case

(A)                               the Company delivers to the Agent a duly completed and executed Accession Letter; and

(B)                               the Agent has received all of the documents and other evidence listed in Part II (Conditions Precedent required to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)                                 The Company shall procure that any other member of the Group which is a Material Domestic Subsidiary (except for any Excluded Subsidiary) shall, as soon as possible after becoming a Material Domestic Subsidiary but in any event within 45 days after delivery of the respective annual Compliance Certificate showing that such member of the Group qualifies as a Material Domestic Subsidiary becomes an Additional Guarantor under this Agreement.

(c)                                  The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions Precedent required to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent).

24.5                        Resignation of a Guarantor

(a)                                 The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)                                 The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance, provided that:

(i)                                     no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)                                  at the time of acceptance of the respective Resignation Letter, the Guarantor is not a Material Domestic Subsidiary;

(iii)                               no payment is due from the Guarantor under Clause 17 (Guarantee and Indemnity); and

(iv)                              where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 24.3 (Resignation of a Borrower), whereupon that company shall cease to be a Guarantor and shall have no further obligations under the Finance Documents from the date of effectiveness of that resignation.

24.6                        Release of a Guarantor

Notwithstanding anything contained in this Clause 24 to the contrary a Guarantor (other than the Company) shall automatically be released from its obligations as a Guarantor under this Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary of the Company provided that, if so required by this Agreement, the Majority Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Clause 24.6  the Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Finance Party, at such Finance Party’s expense, all documents that such Finance Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Clause shall be without recourse to or warranty by the Agent.

24.7                        Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeated Representations are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing, except that to the extent that such representation or warranty expressly relates to an earlier date, such representation or warranty is true and correct as of such earlier date.

SECTION 10

THE FINANCE PARTIES

25.                               ROLE OF THE AGENT AND THE ARRANGER

25.1                        Appointment of the Agent

(a)                                 Each other Finance Party appoints the Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.

(b)                                 Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)                                  Each other Finance Party hereby relieves the Agent from the restrictions pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

25.2                        Duties of the Agent

(a)                                 The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                                 Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                  If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)                                 If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                  The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(f)                                   The Agent shall provide to the Company, within 10 Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

25.3                        Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4                        No fiduciary duties

(a)                                 Nothing in this Agreement constitutes the Agent or the Arranger as a trustee (Treuhänder) of any other person. Neither the Agent nor the Arranger has any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)                                 Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5                        Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6                        Rights and discretions of the Agent

(a)                                 The Agent may rely on:

(i)                                     any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                  any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                 The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                     no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)                                  any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                               any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                  The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                 The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                  The Agent may disclose to any other Party any information it reasonably believes it has received as Agent under this Agreement.

(f)                                   Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)                                  Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7                        Majority Lenders’ instructions

(a)                                 Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                                 Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                                  The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                 In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                  The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8                        Responsibility for documentation

Neither the Agent nor the Arranger is responsible for:

(a)                                 the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated by the Finance Documents; or

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)                                  any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9                        Exclusion of liability

(a)                                 Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence, bad faith or wilful misconduct.

(b)                                 No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause pursuant to section 328 para 1 German Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

(c)                                  The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                                 Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

25.10                Lenders’ indemnity to the Agent

(a)                                 Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three

                                                Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence, bad faith or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)                                 Each Lender shall also indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent with respect to any Tax imposed by reason of FATCA attributable to such Lender in relation to the Finance Documents.

25.11                 Resignation of the Agent

(a)                                 The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)                                 Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (with the consent of the Company, such consent not to be unreasonably withheld or delayed) may appoint a successor Agent acting through an office in Germany, Luxembourg, Switzerland, the United Kingdom or the U.S.

(c)                                  If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent acting through an office in Germany, Luxembourg, Switzerland, the United Kingdom or the U.S.

(d)                                 The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                                  The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                   Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                  The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)                                     the Agent fails to respond to a request under Clause 12.8 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)                                  the information supplied by the Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)                               the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the relevant Lender has been advised by US tax counsel of international standing that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

25.12                 Replacement of the Agent

(a)                                 After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent acting through an office in Germany, Luxembourg, Switzerland, the United Kingdom or the U.S.

(b)                                 The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)                                  The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)                                 Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.13                 Confidentiality

(a)                                 In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                 If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.14                 Relationship with the Lenders

(a)                                 The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)                                     entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                                  entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                 Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.15                 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                 the financial condition, status and nature of each member of the Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                  whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                 the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16                 Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and Expenses) and Clause 25.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.17                 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.                               CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                 interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.                              SHARING AMONG THE FINANCE PARTIES

27.1                        Payments to Finance Parties

Unless otherwise provided for in Clause 27.6 (Loss Sharing in respect of L/Gs) or

Clause 27.7 (Sharing of Recoveries / Adjustment of Loss Sharing), If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                 the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                                 the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2                        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.6 (Partial payments).

27.3                        Recovering Finance Party’s rights

(a)                                 On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party shall be entitled to receive by way of assignment the rights of the Finance Parties to the extent they have shared in the redistribution.

(b)                                 If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                 each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                 that Recovering Finance Party’s rights of assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign any claims assigned to it pursuant to paragraph (a) of Clause 27.3 (Recovering Finance Party’s rights).

27.5                        Exceptions

(a)                                 This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                 A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                     it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                  that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27.6                        Loss Sharing in respect of L/Gs

(a)                                 In the event a Borrower or, as the case may be, the Obligors do not reimburse and indemnify a Lender (an “Entitled Lender”) with respect to any amount claimed in respect of an L/G in accordance with paragraph (a) of Clause 7.2 (Indemnities) and Clause 17 (Guarantee and Indemnity) and

(i)                                     it cannot obtain satisfaction with respect to such amount from any Cash Cover obtained by it; and

(ii)                                  no Counter Guarantee or any other form of Security had, in each case, been provided by or on behalf of the Company or the respective Borrower in respect of that amount (in whole or in part) which had been accepted by the relevant Entitled Lender in its sole discretion

(such remaining amount the “Loss”) such Entitled Lender shall receive from the Lenders compensation for its Loss in accordance with this Clause 27.6.

(b)                                 An Entitled Lender shall have the right to demand payment from each Lender of the Indemnified Loss Amount (as defined below) determined by the Agent in accordance with paragraph (c) below only

(i)                                     if the Facility has been cancelled by notice of the Agent pursuant to Clause 22.15 (Acceleration) or the Facility has been automatically accelerated pursuant to Clause 22.16 (Acceleration for Insolvency) and since such notice of the Agent or automatic acceleration a period of six (6) months has lapsed; or

(ii)                                  if in the event that following the occurrence of an Event of Default due to the default of a Borrower vis-à-vis the Entitled Lender to fulfil its obligations pursuant to paragraph (a) of Clause 7.2 (Indemnities) in respect of an L/G no notice pursuant to Clause 22.15 (Acceleration) has been submitted by the Agent and no automatic acceleration has occurred pursuant to Clause 22.16 (Acceleration for Insolvency) and following such Event of Default a period of three (3) months has lapsed,

(the time period referred to in sub-paragraph (i) and (ii) each the “First Loss Determination Period”).

(c)                                  Each Entitled Lender shall notify the Agent not later than on the fifteenth Business Day preceding the end of the relevant First Loss Determination Period about the amount of any Loss suffered by it until such date (taking into account any recoveries received by then from a Borrower or the Guarantors or any third party by way of payment, set-off, enforcement of any collateral or otherwise) (the “First Loss Determination Date”).

(d)                                 The Agent shall not later than on the tenth Business Day preceding the end of the relevant First Loss Determination Period determine the aggregate amount of all Losses suffered by all Entitled Lenders as notified to it (the “Total Loss Amount”).

(e)                                  The Agent shall then, based on the Total Loss Amount, determine the amount which each Entitled Lender may claim from or pay to each other Lender (including, as the case may be, other Entitled Lenders) (the “Indemnified Loss Amount”) and notify all Lenders accordingly not later than on the third Business Day preceding the end of the relevant First Loss Determination Period (the “First Sharing Date”) and the Lenders shall then make payments of the Indemnified Loss Amounts as instructed by the Agent. The Indemnified Loss Amount shall be the amount which has to be received, or, as the case may be, paid by each Lender (including Entitled Lenders) to each Entitled Lender so that following the payment of all Indemnified Loss Amounts between the Lenders the proportion of the sum of the amounts paid by each individual Lender hereunder and the Loss of such Lender (after deducting the aggregate Indemnified Loss Amounts to be paid to the relevant Lender) to its respective Commitments is equal to the proportion of the Total Loss Amount to the Total Commitments (the “Loss Quota”) (or, if the Commitments are then zero, such Commitments prior to their reduction / cancellation to zero).

(f)                                   Each Lender shall on the First Sharing Date pay the Indemnified Loss Amounts to be paid by it to any Entitled Lender only against assignment by the relevant

                                                Entitled Lender of a corresponding portion of its claim against the relevant Borrower pursuant to paragraph (a) of Clause 7.2 (Indemnities) and the Guarantors pursuant to Clause 17 (Guarantee and Indemnity).

(g)                                  Save for manifest error the determination of the Total Loss Amount and the Indemnified Loss Amounts by the Agent shall be binding for all Lenders.

27.7                        Sharing of Recoveries / Adjustment of Loss Sharing

(a)                                 If at any time following the First Loss Determination Date a Lender (i) receives payment from any Obligor or any receiver over the assets of such Obligor (a “Recovering Lender”) by way of set-off or otherwise in respect of any amounts due from a Borrower under paragraph (a) of Clause 7.2 (Indemnities) in respect of an L/G (the “Recovered Amount”) or (ii) incurs any (further) Loss (a “Loss Lender”), then such Lender shall promptly notify the Agent. The Agent shall semi-annually following the First Sharing Date and as long as any Lender continues to receive Recovered Amounts or incur Losses (each such date a “Subsequent Loss Determination Date”) determine the amounts to be paid by each of the Recovering Lenders to the other Lenders as a proportion of the Recovered Amounts realised until the relevant Subsequent Loss Determination Date or the amounts to be paid by each of the Lender to the Loss Lender as a proportion of the Loss incurred until the relevant Subsequent Loss Determination Date, in each case to equalize the Loss Quota of all Lenders as of the relevant Subsequent Loss Determination Date (the “Loss Sharing Payment”).

(b)                                 The Agent shall inform the Lenders in due course following each Subsequent Loss Determination Date about any Loss Sharing Payment which shall then be made available by the Recovering Lenders or the Lenders to the Agent for distribution to the Lenders or the Loss Lender, respectively, within three (3) Business Days of such notification.

(c)                                  To the extent that amounts received or recovered by a Recovering Lender resulted in the satisfaction of a Recovering Lender’s claim under paragraph (a) of Clause 7.2 (Indemnities) in respect of an L/G, but are allocated in accordance with paragraph (a) to another Lender, the latter shall assign to the Recovering Lender the claims (or the part thereof) to which the amount is allocated. Each Lender shall on the Subsequent Loss Determination Date pay its portion of the incurred Loss to any Loss Lender only against assignment by the relevant Loss Lender of a corresponding portion of its claim against the Borrower pursuant to paragraph (a) of Clause 7.2 (Indemnities) in respect of an L/G.

(d)                                 If any part of the Loss Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by such Recovering Lender, then each Party which has received a share of such Loss Sharing Payment pursuant to paragraph (a) shall, upon request of the Agent, pay to the Agent for account of such Recovering Lender an amount equal to its share of such Loss Sharing Payment together with its proportionate share of any interest or other sum paid to a Borrower or any other Obligor by the Recovering Lender in respect of the Loss

                                                Sharing Payment and such Recovering Lender shall re-assign to the relevant Lender any amount assigned to it by such Lender pursuant to paragraph (b) above.

(e)                                  This Clause 27.7 shall not apply if the Recovering Lender would not, after having made such payment, have a valid and enforceable claim against the relevant Obligor and sums recovered as a result of litigation started by a Lender to enforce its rights under paragraph (a) of Clause 7.2 (Indemnities) in respect of an L/G and resulting in a Loss Sharing Payment shall only be shared with such Lenders that have joined in such litigation or commenced and diligently pursued separate litigation to enforce their rights under the Finance Documents.

(f)                                   Save for manifest error the determination of the Loss Sharing Payment by the Agent shall be binding for all Lenders.

SECTION 11

ADMINISTRATION

28.                               PAYMENT MECHANICS

28.1                        Payments to the Agent

(a)                                 On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment shall be made to such account in Luxembourg, the U.S. or Germany with such bank as the Agent specifies in writing.

28.2                        Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback) and Clause 25.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3                        Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4                        Clawback

(a)                                 Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5                        Impaired Agent

(a)                                 If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead pay that amount direct to the required recipient(s). Such payments must be made on the due date for payment under the Finance Documents.

(b)                                 A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents.

28.6                        Partial payments

(a)                                 If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                               thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                 The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)                                  Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.7                        No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

28.8                        Business Days

(a)                                 Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9                        Currency of account

(a)                                 Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                                 A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)                                  Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                  Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.10                 Change of currency

(a)                                 Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.                               SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 German Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.                               NOTICES

30.1                        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated and subject to Clause 30.6 (Electronic communication), may be made by fax or letter.

30.2                        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                 in the case of the Original Obligors, identified with their name below;

(b)                                 in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                  in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than three Business Days’ notice.

30.3                        Delivery

(a)                                 Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                                  All notices from or to an Obligor shall be sent through the Agent.

(d)                                 Any communication or document by the Finance Parties to the Obligors may be made or delivered to the Company for its own account and for the account of the Obligors. For that purpose each Obligor appoints the Company as its agent of receipt (Empfangsvertreter).

(e)                                  Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4                        Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5                        Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.6                        Electronic communication

(a)                                 Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)                                     notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)                                  notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)                                 Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)                                  Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.7                        Use of COGS

(a)                                 Commerzbank Aktiengesellschaft, Filiale Luxemburg agrees, as long as it is the Agent hereunder, to make available COGS to the Borrowers and the Issuing Banks for the issuance and administration of L/Gs under this Agreement.

(b)                                 The Parties, any Additional Obligor, any Increase Lender and any New Lender acknowledge, by becoming party to this Agreement, that the services provided by Commerzbank Aktiengesellschaft, Filiale Luxemburg in its capacity as the Agent in connection with the issuance and administration of the L/Gs shall be subject to the terms of the COGS Conditions.

30.8                        English language

(a)                                 Any notice given under or in connection with any Finance Document must be in English.

(b)                                 All other documents provided under or in connection with any Finance Document must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.                               CALCULATIONS AND CERTIFICATES

31.1                       Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

31.2                        Certificates and Determinations

(a)                                 The Finance Parties make the certifications or determinations of a rate or amount under any Finance Document in the exercise of their unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which they will exercise with reasonable discretion (billiges Ermessen).

(b)                                 The Parties agree not to dispute in any legal proceeding the correctness of the determinations and certifications of a rate or amount made by a Finance Party under any Finance Document unless the determinations or certifications are inaccurate on their face or fraud can be shown.

31.3                        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days and/or in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

32.                               PARTIAL INVALIDITY

(a)                                 The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

(b)                                 The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

33.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.                              AMENDMENTS AND WAIVERS

34.1                        Required consents

(a)                                 Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)                                 The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2                        Exceptions

(a)                                 An amendment or waiver that has the effect of changing or which relates to:

(i)                                     the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                  an extension to the date of payment of any amount owed to a Lender by an Obligor under the Finance Documents;

(iii)                               a reduction in the L/G Fee Rate or a reduction in the amount of any payment of principal, interest, fees or commission payable to a Lender, provided that (x) any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this sub-clause (iii) even if the effect of such amendment would be to reduce the L/G Fee Rate or to reduce any other fee payable hereunder and (y) that only the consent of the Majority Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or fees at the applicable default rate even if the effect of such amendment would be to reduce the L/G Fee Rate or to reduce any other fee payable hereunder;

(iv)                              an increase in or an extension of any Commitment (other than pursuant to Clause 2.2 (Increase) or any requirement that a cancellation of the Commitments reduces the Commitments of the Lenders rateably;

(v)                                 a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)                              any provision which expressly requires the consent of all the Lenders;

(vii)                           Clause 2.4 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34; or

(viii)                        the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

(b)                                 An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Arranger.

34.3                        Disenfranchisement of Defaulting Lenders

(a)                                 For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)                                     the Majority Lenders; or

(ii)                                  whether:

(A)                               any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)                               the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)                                 For the purposes of this Clause 35.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)                                     any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)                                  any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.4                        Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)                                 its Commitments shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)                                 its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.5                        Replacement of a Defaulting Lender

(a)                                 The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days notice to the Agent and such Lender:

(i)                                     replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; and

(ii)                                  require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the Available Commitments of the Lender; or

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)                               in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and other amounts payable in relation thereto under the Finance Documents; or

(B)                               in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)                                 Any transfer of rights and obligations of a Defaulting Lender pursuant to this

Clause shall be subject to the following conditions:

(i)                                     the Company shall have no right to replace the Agent;

(ii)                                  neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)                               in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(iv)                              the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)                                  The Defaulting Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

35.                               CONFIDENTIALITY

35.1                        Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2                        Disclosure of Confidential Information

Any Finance Party may disclose:

(a)                                 to any of its Affiliates and Related Funds and any of its or their directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential) in connection with this Agreement;

(b)                                 to the extent requested by any regulatory authority purporting to have jurisdiction over such person or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c)                                  to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Agent and the Lenders agree (except with respect to any audit or examination conducted by bank accountants or any self regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Company promptly thereof prior to the disclosure thereof);

(d)                                 in connection with the exercise of any remedies under this Agreement or any of the other Finance Documents or any suit, action or proceeding relating to this Agreement or any other Finance Document or the enforcement of its rights hereunder or thereunder;

(e)                                  subject to an agreement containing provisions substantially the same as those of this Clause 35.2, to any person:

(i)                                     any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement;

(ii)                                  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations.

(iii)                               who is a Party;

(f)                                   to the extent such Confidential Information:

(i)                                     becomes publicly available other than as a result of a breach of this Clause 35.2;

(ii)                                  becomes available to any Finance Party on a non-confidential basis from a source other than the Company; or

(g)                                  with the written consent of the Company.

35.3                        Disclosure to numbering service providers

(a)                                 Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)                                     names of Obligors;

(ii)                                  country of domicile of Obligors;

(iii)                               place of incorporation of Obligors;

(iv)                              date of this Agreement;

(v)                                 the names of the Agent and the Arranger;

(vi)                              date of each amendment and restatement of this Agreement;

(vii)                           amount of Total Commitments;

(viii)                        currencies of the Facility;

(ix)                              type of Facility;

(x)                                 ranking of Facility;

(xi)                              Termination Date for Facility;

(xii)                           changes to any of the information previously supplied pursuant to paragraphs (a)(i) to (a)(xi) above; and

(xiii)                        such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)                                 The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)                                  The Company represents that none of the information set out in paragraphs (a)(i) to (a)(xiii) above is, nor will at any time be, unpublished price-sensitive information.

(d)                                 The Agent shall notify the Company and the other Finance Parties of:

(i)                                     the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)                                  the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

35.4                        Entire agreement

This Clause 35 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5                        Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6                        Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)                                 of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (e) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                                 upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35 (Confidentiality).

35.7                        Continuing obligations

The obligations in this Clause 35 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of thirty six (36) months from the earlier of:

(a)                                 the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)                                 the date on which such Finance Party otherwise ceases to be a Finance Party.

36.                               USA PATRIOT ACT

Each Lender hereby notifies each Obligor that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the “USA Patriot Act”), such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.                               GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

38.                               ENFORCEMENT

38.1                        Jurisdiction

(a)                                 The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)                                 The Parties agree that the courts of Frankfurt am Main, Germany are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2                        Service of process

(a)                                 Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than the Process Agent or any other Obligor incorporated in Germany, if any):

(i)                                     irrevocably appoints Coperion GmbH (the “Process Agent”) as its agent for service of process in relation to any proceedings before the German courts in connection with any Finance Document;

(ii)                                  agrees that failure by a Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(iii)                               undertakes to deliver to the Process Agent without undue delay upon execution of this Agreement a process agent appointment letter (the “Process Agent Appointment Letter”) substantially in the form of Schedule 12 (Form of Process Agent Appointment Letter) and to send a copy of the executed Process Agent Appointment Letter to the Agent.

(b)                                 The Process Agent hereby acknowledges the appointment. The Process Agent shall ensure that documents to be served to an Obligor may validly be served by delivery to the Process Agent. In particular, the Process Agent shall notify the

Agent of any change of address, accept any documents delivered to it on behalf of an Obligor and fulfil any requirements of section 171 Code of Civil Procedure (Zivilprozessordnung), in particular present the original Process Agent Appointment Letter to any person effecting the service of process as required pursuant to section 171 sentence 2 Code of Civil Procedure (Zivilprozessordnung).

39.                              WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

40.                               CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

40.1                        The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

40.2                        If the Parties to this Agreement choose to conclude this Agreement pursuant to Clause 40.1 above, they will transmit the signed signature page(s) of this Agreement to Clifford Chance Partnerschaftsgesellschaft, attention to lauren.gardiner@cliffordchance.com or alexandra.hagelueken@cliffordchance.com (each a “Recipient”). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

40.3                        For the purposes of this Clause 40 only, the Parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

PART I
THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)

Hillenbrand, Inc.	One Batesville Boulevard Batesville, Indiana 47006 Indiana Secretary of State #2007110100396

Coperion GmbH	HRB 23976 (Local Court of Stuttgart) Theodeorstraße 10, 70469 Stuttgart

K-Tron (Schweiz) GmbH	CHE-105.883.566 Lenzhardweg 43/45 CH-5702 Niederlenz, Switzerland

Rotex Europe Ltd	04307924 (Registered with Companies House) Ashton Lane North Whitehouse Vale Runcorn, Cheshire WA7 3FA, England

Name of Original Guarantor	Registration number (or equivalent, if any)

Hillenbrand, Inc.	One Batesville Boulevard Batesville, Indiana 47006 Indiana Secretary of State #2007110100396

Batesville Manufacturing, Inc.	One Batesville Boulevard Batesville, Indiana 47006 Indiana Secretary of State #1998090618

Batesville Casket Company, Inc.	One Batesville Boulevard Batesville, Indiana 47006 Indiana Secretary of State #2008022200482

Batesville Services, Inc.	One Batesville Boulevard Batesville, Indiana 47006 Indiana Secretary of State #192822-024

Process Equipment Group, Inc.	28 West State Street Trenton, New Jersey 08608 New Jersey Secretary of State #5278301800

K-Tron Investment Co.	103 Foulk Road, Suite 202 Wilmington, Delaware 19802 Delaware Secretary of State #2250493

K-Tron America, Inc.	1209 Orange Street Wilmington, Delaware 19801 Delaware Secretary of State #0853369

TerraSource Global Corporation	1209 Orange Street Wilmington, Delaware 19801 Delaware Secretary of State #2105312

Rotex Global, LLC	1209 Orange Street Wilmington, Delaware 19801 Delaware Secretary of State #4312111

Coperion Corporation	2711 Centerville Road, Suite 400 Wilmington, Delaware 19808 Delaware Secretary of State #0780901

PART II
THE ORIGINAL LENDERS

Name of Original Lender	Commitment in EUR	Treaty Passport Scheme reference number and jurisdiction of tax residence (if applicable)
Commerzbank Aktiengesellschaft	75,000,000	7/C/25382/DTTP
HSBC Trinkaus & Burkhardt AG	30,000,000	007/H/275147/DTTP
SEB AG	25,000,000	007/S/0305233/DTTP
Zurich Insurance plc	20,000,000	N/A
TOTAL	150,000,000

SCHEDULE 2
CONDITIONS PRECEDENT

PART I
CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                      Original Obligors

(a)                                 In relation to an Original Obligor incorporated or established in Germany an up-to-date certified (beglaubigt) commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), certified by the commercial register or a notary public as of a recent date, or partnership agreement (Gesellschaftsvertrag), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (in each case, if applicable).

(b)                                 A copy of a good standing certificate (including verification of tax status) with respect to each U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Obligor’s jurisdiction of incorporation or organisation.

(c)                                  In relation to an Original Obligor incorporated or established in a jurisdiction other than Germany a copy of its constitutional documents.

(d)                                 In relation to an Original Obligor incorporated or established in Germany a copy of a resolution signed by all the holders of the issued shares of such Original Obligor and/or if applicable, a copy of a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of such Original Obligor approving the terms of, and the transactions contemplated by the Finance Documents.

(e)                                  In relation to an Original Obligor incorporated in a jurisdiction other than Germany, or England and Wales or a jurisdiction of the U.S., a copy of a resolution signed by all the holders of the issued shares in each such Original Obligor, approving the terms of, and the transactions contemplated by the Finance Documents.

(f)                                   A copy of a resolution of the board of directors, or equivalent governing body, of each Original Obligor incorporated or established in a jurisdiction other than Germany:

(i)                                     approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                                  authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(g)                                  A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(h)                                 A certificate of a an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                      Finance Documents

(a)                                 This Agreement executed by each member of the Group party to this Agreement.

(b)                                 The Agency Fee Letter and Mandate Letter executed by the Company.

3.                                      Legal opinions

(a)                                 A legal opinion of Clifford Chance Partnerschaftsgesellschaft, legal advisers to the Arranger and the Agent in Germany as to German law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                                 A legal opinion of Clifford Chance Partnerschaftsgesellschaft, legal advisers to the Arranger and the Agent in Germany as to English law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)                                  A legal opinion of Clifford Chance US LLP, legal advisers to the Arranger and the Agent in New York as to certain U.S. law matters, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)                                 A legal opinion of Niederer Kraft & Frey Ltd, legal advisers to the Arranger and Agent in Switzerland as to Swiss law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(e)                                  A legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, legal advisers to the Company in Germany as to German law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(f)                                   A legal opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, legal advisers to the Company in England as to English law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(g)                                 A legal opinion of Baker & McKenzie Zurich, legal advisers to the Company in Switzerland as to Swiss law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(h)                                 A legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, legal advisers to the Company in Delaware as to Delaware law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(i)                                     A legal opinion of Drinker Biddle & Reath LLP, legal advisers to the Company in New Jersey as to New Jersey law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(j)                                    A legal opinion of Faegre Baker Daniels LLP, legal advisers to the Company in Indiana as to Indiana law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.                                      Other documents and evidence

(a)                                 Evidence that any process agent referred to in Clause 38.2 (Service of process), if not an Original Obligor, has accepted its appointment as well as a copy of the executed Process Agent Appointment Letter.

(b)                                 A copy of any other authorisation or other document, opinion or assurance reasonably requested by the Agent (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                                  The Original Financial Statements of each Original Obligor.

(d)                                 The Reports.

(e)                                  Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(f)                                   The Group Structure Chart.

(g)                                  A certificate of the Company certifying that:

(i)                                     all of the representations and warranties of the Company set forth in the Agreement are true and correct in all material respects (provided that any representation or warranty qualified by materiality or Material Adverse Effect is true and correct in all respects), except that to the extent that such representation or warranty expressly relates to an earlier date, such representation or warranty is true and correct as of such earlier date; and

(ii)                                  no Default or Event of Default has occurred and is continuing.

(h)                                 A copy of any other documentation necessary to enable any Finance Party to comply with its applicable client identification procedures and money laundering rules.

PART II
CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.                                      An Accession Letter, duly executed by the Additional Obligor and the Company.

2.                                      In relation to an Additional Obligor incorporated or established in Germany an up-to-date certified (beglaubigt) commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), certified by the commercial register or a notary public as of a recent date, or partnership agreement (Gesellschaftsvertrag), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (in each case, if applicable).

3.                                      In relation to an Additional Obligor incorporated in a jurisdiction than other than Germany a copy of its constitutional documents.

4.                                      In relation to an Additional Obligor incorporated or established in Germany a copy of a resolution signed by all the holders of the issued shares in such Additional Obligor and/or if applicable a copy of a resolution of the supervisory board (Aufsichtsrat) and/or if applicable the advisory board (Beirat) of such Additional Obligor approving the terms of, and the transactions contemplated by the Finance Documents.

5.                                      In relation to an Additional Obligor incorporated in a jurisdiction other than Germany or England and Wales or a jurisdiction of the U.S. a copy of a resolution signed by all the holders of the issued shares in each such Additional Obligor, approving the terms of, and the transactions contemplated by the Finance Documents.

6.                                      A copy of a resolution of the board of directors or equivalent governing body, of the Additional Obligor incorporated or established in a jurisdiction other than Germany:

(a)                                 approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                                 authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)                                  authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

7.                                      A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

8.                                      A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II (Conditions Precedent required to be Delivered by an

Additional Obligor) of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.             A copy of any other authorisation or other document, opinion or assurance reasonably requested by the Agent connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.          If available, the latest audited financial statements of the Additional Obligor.

11.          A legal opinion of Clifford Chance Partnerschaftsgesellschaft, legal advisers to the Arranger and the Agent in Germany.

12.          A legal opinion of the legal advisers to the Company in the jurisdiction in which the Additional Obligor is incorporated.

13.          If the proposed Additional Obligor is incorporated in a jurisdiction other than Germany, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor together with a copy of the executed Process Agent Appointment Letter in relation to the proposed Additional Obligor.

SCHEDULE 3
UTILISATION REQUEST

From:     [Borrower]

To:          [Issuing Bank]

Dated:

Dear Sirs

Hillenbrand Inc. — EUR 150,000,000 L/G Facility Agreement

dated [•] 2013 (the “Agreement”)

1.             We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.             We wish to arrange for an L/G to be issued on the following terms:

Borrower and obligor of secured obligations:

Issuing Bank:(1)

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of L/G:	[•]

Amount:	[•]

Beneficiary:	[•]

Term or Maturity Date:	[•]

Type of L/G:(2)	[•]

3.             We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.             The Company confirms to each Finance Party that each of the Repeated Representations is true and correct in all material respects as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof, except that to the extent that such

(1)  If more than one, portion of participation in L/G.

(2)  For the purposes of COGS, standby letters of credit includes commercial or trade letters of credit.

representation or warranty expressly relates to an earlier date, such representation or warranty is true and correct as of such earlier date.

5.             This Utilisation Request is irrevocable.

6.             Delivery Instructions:

7.             [specify delivery instructions]

8.             The draft of the requested L/G is attached to this Utilisation Request.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

authorised signatory for

Hillenbrand Inc. (3)

(3)  If different from the Borrower

SCHEDULE 4
FORM OF ADDITIONAL COMMITMENT REQUEST

From: Hillenbrand Inc.

To: [Agent]

Attn: [•]

Hillenbrand Inc. — EUR 150,000,000 L/G Facility Agreement

dated [•] 2013 (the “Agreement”)

Dear Sirs,

1.             We refer to the Agreement. This is an Additional Commitment Request. Terms defined in the Agreement shall have the same meaning in this Additional Commitment Request.

2.             We hereby give you notice that we request the increase of the Total Commitments by an amount of [•] pursuant to Clause 2.3 (Allocation of Additional Commitments) of the Agreement.

3.             [We will pay to each participating Lender participating with an amount of EUR [•], a participation fee of [•] per cent. [in each case] on the amount of the Commitment assumed by it, payable to [it/the Agent for the account of each such Lender] within five Business Days after effectiveness of the respective increase.](4)

4.             We confirm that, at the date hereof, no Default has occurred which is continuing.

Yours faithfully

authorised signatory for

Hillenbrand Inc.

(4)  Specify terms offered.

SCHEDULE 5
FORM OF INCREASE CONFIRMATION

To:          [•] as Agent and [•] as Company

From:     [the Increase Lender] (the “Increase Lender”)

Dated:

Hillenbrand Inc. — EUR 150,000,000 L/G Facility Agreement

dated [•] 2013 (the “Agreement”)

1.             We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.             We refer to Clause 2.2 (Increase).

3.             The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.             The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [•].

5.             On the Increase Date, the Increase Lender becomes a party to the Finance Documents as a Lender.

6.             The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

7.             The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.             The Increase Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for Clause 25.1 (Appointment of the Agent).

9.             The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:(5)

(a)           [a Qualifying Lender (other than a Treaty Lender);]

(b)           [a Treaty Lender;]

(c)           [not a Qualifying Lender].

10.          [The Increase Lender confirms, for the benefit of each other Party to the Agreement that it [is]/[is not](6) a FATCA Exempt Party.]

11.          [The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)           a company resident in the United Kingdom for United Kingdom tax purposes;

(b)           a partnership each member of which is:

(i)            a company so resident in the United Kingdom; or

(ii)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.](7)

12.          [The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•](8), so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Parent notify:

(a)           each Borrower which is a Party as a Borrower as at the Increase Date; and

(5)  Delete as applicable. Each Increase Lender is required to confirm which of these categories it falls within with respect to each relevant Borrower.

(6)  Delete as applicable.

(7)  Include if the Increase Lender comes within paragraph (ii)(A)(2) of the definition of Qualifying Lender in Clause 12.1 (Definitions)

(8)  Insert jurisdiction of tax residence.

(b)           each Additional Borrower which becomes an Additional Borrower after the Increase Date,

that it wishes that scheme to apply to the Agreement.](9)

13.          This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

14.          This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by German law.

(9)  Include if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Company.

Company

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Company and the Increase Date is confirmed as [•].

Agent

By:

SCHEDULE 6
FORM OF TRANSFER CERTIFICATE

To:          [•] as Agent

From:     [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Hillenbrand Inc. — EUR 150,000,000 L/G Facility Agreement

dated [•] 2013 (the “Agreement”)

1.             We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.             We refer to Clause 23.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement:

(a)           The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring to the New Lender by assumption of contract (Vertragsübernahme) and in accordance with Clause (ii) (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in L/Gs under the Agreement as specified in the Schedule.

(b)           The proposed Transfer Date is [•].

(c)           The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.

3.             The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.             The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 25.1 (Appointment of the Agent) of the Agreement.

5.             The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)           [a Qualifying Lender (other than a Treaty Lender)];

(b)           [a Treaty Lender;]

(c)           [not a Qualifying Lender.](10)

6.             [The New Lender confirms, for the benefit of each other Party to the Agreement that it [is]/[is not](11) a FATCA Exempt Party.]

7.             [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)           a company resident in the United Kingdom for United Kingdom tax purposes;

(b)           a partnership each member of which is:

(i)            a company so resident in the United Kingdom; or

(ii)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.](12)

8.             [The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•] (13), so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Parent notify:

(a)           each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)           each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.](14)

(10)  Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

(11)  Delete as applicable.

(12)  Include if New Lender comes within paragraph (ii)(A)(2) of the definition of Qualifying Lender in Clause 12.1 (Definitions)

(13)  Insert jurisdiction of tax residence.

(14)  Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

9.                                      The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that as of the date of this Transfer Certificate [it is / it is not](15) a Swiss Qualifying Bank.

10.                               This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

11.                               This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by German law.

12.                               This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

(15)   Delete as applicable.

THE SCHEDULE

Commitment/rights and obligations to be assigned and transferred by way of assumption of contract (Vertragsübernahme)

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

SCHEDULE 7
FORM OF ACCESSION LETTER

To:          [•] as Agent

From:     [Subsidiary] and Hillenbrand Inc.

Dated:

Dear Sirs

Hillenbrand Inc. — EUR 150,000,000 L/G Facility Agreement

dated [•] 2013 (the “Agreement”)

1.                                      We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                      [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [24.2 (Additional Borrowers)]/[Clause 24.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                      [The Company confirms as of the date hereof that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.](16)

4.                                      We confirm to each Finance Party that each of the Repeated Representations is true and correct in all material respects in relation to us as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof, except that to the extent that such representation or warranty expressly relates to an earlier date, such representation or warranty is true and correct as of such earlier date.

5.                                      [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

6.                                      This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by German law.

Hillenbrand Inc.	[Subsidiary]

(16)                          Include in the case of an Additional Borrower.

SCHEDULE 8
FORM OF RESIGNATION LETTER

To:          [•] as Agent

From:     [resigning Obligor] and Hillenbrand Inc.

Dated:

Dear Sirs

Hillenbrand Inc. — EUR 150,000,000 L/G Facility Agreement

dated [•] 2013 (the “Agreement”)

1.                                      We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                      Pursuant to [Clause 24.3 (Resignation of a Borrower)]/[Clause 24.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.                                      We confirm that, as of the date hereof:

(a)                                 no Default is continuing or would result from the acceptance of this request; and

(b)                                 [•](17)

4.                                      This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by German law.

Hillenbrand Inc.	[Subsidiary]

By:	By:

(17)                          Insert any other conditions required by the Facility Agreement.

SCHEDULE 9
FORM OF COMPLIANCE CERTIFICATE

To:          [•] as Agent

From:     Hillenbrand Inc.

Dated:

Dear Sirs

Hillenbrand Inc. — EUR 150,000,000 L/G Facility Agreement

dated [•] 2013 (the “Agreement”)

1.                                      We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                      We confirm that:

Leverage in respect of the Relevant Period ending [•] is [•] and complies with the requirements of paragraph (a) of Clause 20.2 (Financial condition).

Interest Coverage in respect of the Relevant Period ending [•] is [•] and complies with the requirements of paragraph (b) of Clause 20.2 (Financial condition).

3.                                      We confirm that as of [•] the following members of the Group constitute Material Subsidiaries for the purpose of the Agreement: (18)

(a)                                 [•]

(b)                                 Material Domestic Subsidiaries are marked with an * and Excluded Subsidiaries are marked with **.

4.                                      We confirm that, as of the date hereof, no Default is continuing.(19)

5.                                      [According to the definition of “L/G Fee Rate” the applicable L/G Fee Rate is [•] per cent. per annum.]

Signed:

	Director	Director

Of	of

Hillenbrand Inc.	Hillenbrand Inc.

(18)  Only relevant for annual certificate and to be confirmed as of financial year end.

(19)  Only relevant for annual certificate.

SCHEDULE 10
LMA FORM OF CONFIDENTIALITY UNDERTAKING

To:          [insert name of Potential Lender]

Re:          The Facility

Borrower: [•] (the “Borrower”)

Amount: [•]

Agent:    [•]

Dear Sirs

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.                                      Confidentiality Undertaking

You undertake:

1.1                               to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2                               to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

1.3                               to use the Confidential Information only for the Permitted Purpose;

1.4                               to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2.2 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

1.5                               not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2.                                      Permitted Disclosure

We agree that you may disclose Confidential Information:

2.1                               to any of its Affiliates and Related Funds and any of its or their directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential) in connection with this Agreement;

2.2                               to the extent requested by any regulatory authority purporting to have jurisdiction over such person or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

2.3                              to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Agent and the Lenders agree (except with respect to any audit or examination conducted by bank accountants or any self regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Company promptly thereof prior to the disclosure thereof);

2.4                               in connection with the exercise of any remedies under this letter or any suit, action or proceeding relating to this letter or the enforcement of its rights under this letter;

2.5                               to the extent such Confidential Information:

(a)                                 becomes publicly available other than as a result of a breach of this letter;

(b)                                 becomes available on a non-confidential basis from a source other than the Company; or

2.6                               with the prior written consent of us and the Company.

3.                                      Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2.2 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                      Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2.2 above.

5.                                      Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party or otherwise acquire an interest, direct or indirect in the Facility or (b) thirty six (36) months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub paragraph 2.2) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.                                      No Representation; Consequences of Breach, etc

You acknowledge and agree that:

6.1                               neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

6.2                               we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.                                      No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.                                      Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.                                      Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group by way of a contract for the benefit of third parties (Vertrag zugunsten Dritter).

10.                               Third party rights

10.1                        Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us.

10.2                        Notwithstanding any provisions of this letter, the parties to this letter do not re-quire the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.                               Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of Germany and the parties submit to the non-exclusive jurisdiction of the district court (Landgericht) of Frankfurt am Main.

12.                               Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Company, the Group, and the Facility provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies.

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies; and

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Arranger]

To:          [Arranger]

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

SCHEDULE 11
TIMETABLES

L/GS
Request for approval as an Optional Currency, if required.	U-5

Delivery of a duly completed Utilisation Request (Clause 5.1 (General))	U-3

“U” = date of utilisation

“U - X” = Business Days prior to date of utilisation

SCHEDULE 12
FORM OF PROCESS AGENT APPOINTMENT LETTER

To:	[Coperion GmbH] as process agent

From:	[Obligor]

Date:

Dear Sirs

Hillenbrand Inc. — EUR 150,000,000 L/G Facility Agreement

dated [•] 2013 (the “Agreement”)

We refer to the Agreement and hereby irrevocably appoint you as our agent for service of process in relation to any proceeding before any German court in connection with the above mentioned Agreement.

Signed:
[ ]
of
[Obligor]

SIGNATURES

THE COMPANY

Hillenbrand, Inc.

By:	/s/ Cynthia L. Lucchese
Senior Vice President and Chief Financial Officer

Address:	One Batesville Boulevard
Batesville, Indiana 47006

THE ORIGINAL BORROWERS

Hillenbrand, Inc.

By:	/s/ Cynthia L. Lucchese
Senior Vice President and Chief Financial Officer

Address:	One Batesville Boulevard
Batesville, Indiana 47006

Coperion GmbH

By:	/s/ Thomas Kehl
Managing Director

By:	/s/ Günter Bachmann
Managing Director

Address:	Theodeorstraße 10,
70469 Stuttgart

K-Tron (Schweiz) GmbH

By:	/s/ Cynthia L. Lucchese
Authorized Agent

Address:	Lenzhardweg 43/45
CH-5702 Niederlenz, Switzerland

Rotex Europe Ltd

By:	/s/ Anthony Casablanca
Director

Address:	Ashton Lane North
Whitehouse Vale
Runcorn, Cheshire WA7 3FA,
England

THE ORIGINAL GUARANTORS

Hillenbrand, Inc.

By:	/s/ Cynthia L. Lucchese
Senior Vice President and Chief Financial Officer

Address:	One Batesville Boulevard
Batesville, Indiana 47006

Batesville Manufacturing, Inc.

By:	/s/ Theodore S. Haddad, Jr.
Vice President and Treasurer

Address:	One Batesville Boulevard
Batesville, Indiana 47006

Batesville Casket Company, Inc.

By:	/s/ Theodore S. Haddad, Jr.
Vice President and Treasurer

Address:	One Batesville Boulevard
Batesville, Indiana 47006

Batesville Services, Inc.

By:	/s/ Theodore S. Haddad, Jr.
Vice President and Treasurer

Address:	One Batesville Boulevard
Batesville, Indiana 47006

Process Equipment Group, Inc.

By:	/s/ Theodore S. Haddad, Jr.
Treasurer

Address:	28 West State Street
Trenton, New Jersey 08608

K-Tron Investment Co.

By:	/s/ Theodore S. Haddad, Jr.
Assistant Treasurer

Address:	103 Foulk Road, Suite 202
Wilmington, Delaware 19803

K-Tron America, Inc.

By:	/s/ Theodore S. Haddad, Jr.
Assistant Treasurer

Address:	1209 Orange Street
Wilmington, Delaware 19801

TerraSource Global Corporation

By:	/s/ Theodore S. Haddad, Jr.
Assistant Treasurer

Address:	1209 Orange Street
Wilmington, Delaware 19801

Rotex Global, LLC

By:	/s/ Anthony Casablanca
President and Director

Address:	1209 Orange Street
Wilmington, Delaware 19801

Coperion Corporation

By:	/s/ Ulrich Bartel
President and Chief Executive Officer

By:	/s/ Thomas Hummel
Vice President and Chief Financial Officer

Address:	2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

THE AGENT

Commerzbank Aktiengesellschaft, Filiale Luxemburg

By:	/s/ Marcus Goegler

By:	/s/ Erik Mehdorn

THE ARRANGER

Commerzbank Aktiengesellschaft

By:	/s/ Kristina Laubrecht

By:	/s/ Sven Saul

THE ORIGINAL LENDERS

Commerzbank Aktiengesellschaft

By:	/s/ Horst Beyer

By:	/s/ Jens-Henning Meyer

HSBC Trinkaus & Burkhardt AG

By:	/s/ Andreas Voglis

By:	/s/ Stefan Kirschsieper

SEB AG

By:	/s/ Geraldine Maschke

By:	/s/ Michael Spahn

Zurich Insurance plc

By:	/s/ Sven-Christian Thümler

By:	/s/ Gerlinde Nagel